SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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THE LUBRIZOL CORPORATION
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THE LUBRIZOL CORPORATION
29400 Lakeland Boulevard
Wickliffe, Ohio 44092

_____________________

NOTICE OF ANNUAL MEETING
_____________________

To Our Shareholders:

     The 2007 Annual Meeting of Shareholders of The Lubrizol Corporation will be held at the Radisson Hotel & Conference Center - Eastlake, 35000 Curtis Boulevard, Eastlake, Ohio, on Monday, April 23, 2007, at 10:00 a.m. At the meeting we will ask you to:

1.	Elect four directors for three-year terms, one director for a two-year term and one director for a one-year term;

2.	Confirm the appointment of Deloitte & Touche LLP as the independent registered public accountant; and

3.	Transact other business that is properly presented at the meeting.

     Shareholders of record at the close of business on March 2, 2007 may vote at the meeting. The procedures for voting are described in the attached proxy statement.

     The business of the meeting and other information of interest to shareholders is described in the attached proxy statement. After the meeting, we will report on current operations and plans, and have a question and answer period.

     At the 2006 meeting, approximately 86% of the shares were voted either in person or by proxy. Your continued support is appreciated, and we hope that you will be able to join us at the April 23rd meeting.

L. M. REYNOLDS
Secretary

Wickliffe, Ohio
March 14, 2007

RETURN OF PROXIES REQUESTED

Your vote is important. You can vote by telephone, over the Internet or by mailing the enclosed proxy card.

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PROXY STATEMENT
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VOTING INFORMATION

What may I vote on?

     The Board of Directors asks for your vote on two proposals:

  Election of nominees to serve on the Board of Directors; and

  Confirmation of the appointment of Deloitte & Touche LLP as the independent registered public accountant.

Who can vote?

     People who owned shares at the close of business on March 2, 2007 can vote at the annual meeting. On March 2, 2007, there were 69,346,581 outstanding shares of Lubrizol. Each share is entitled to one vote. This proxy statement and the enclosed proxy card were first mailed to shareholders on or about March 14, 2007.

How do I vote?

     You can vote any one of three ways:

  By Telephone: Call the toll-free number (at no cost to you) on the enclosed proxy card to vote by phone. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your vote has been properly recorded.

  If you vote by telephone, you do not need to return the proxy card.

  Over the Internet: Visit the web site listed on the enclosed proxy card to vote over the Internet. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your vote has been properly recorded.

  If you vote over the Internet, you do not need to return the proxy card.

  By Mail: Mark, sign, date and mail the enclosed proxy card to ADP Investor Communications Services in the enclosed postage-paid envelope.

     If you sign and return the proxy card or use the telephone or Internet voting procedures, but do not indicate how you wish to vote, your shares will be voted FOR the two proposals. If you indicate that you abstain, you will be counted as present at the annual meeting for purposes of determining whether there is a majority of outstanding shares at the meeting and you will be counted as voting (but not for or against) that issue. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. A broker non-vote will be counted as present at the annual meeting for purposes of determining whether there is a majority of outstanding shares at the meeting but will not be counted as voted. If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors even if the broker does not receive voting instructions from you.

     We are not aware of any other business that will be presented at the annual meeting. But, if there is other business that is properly presented at the meeting, your signature on a proxy card or through the telephone or Internet procedures gives authority to J. L. Hambrick, Chairman, President and Chief Executive Officer, C. P. Cooley, Senior Vice President, Treasurer and Chief Financial Officer, and L. M. Reynolds, Corporate Secretary and Counsel, to vote on those matters in their best judgment.

     Please note: If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which voting options are available to you.

Can I revoke my vote?

     You may revoke your proxy at any time before it is voted at the meeting by:

  notifying Lubrizol’s corporate secretary in writing;

  voting at a later time by telephone or over the Internet;

  returning a later-dated proxy card; or

  voting in person at the annual meeting.

Who tabulates the vote?

     ADP Investor Communications Services serves as the independent tabulator of votes and inspector of elections. It will report the voting results to us. However, it will not identify to us how you voted on any issue unless:

  there is a contested election for the Board of Directors;

  it is required by law; or

  you request it.

Who is paying for this proxy solicitation?

     We are paying for the cost of soliciting your vote, including the cost of mailing the proxy statement and proxy card as well as the costs of the telephone and Internet voting procedures. We will, upon request, reimburse brokerage houses, custodians, nominees and others for the out-of-pocket and reasonable clerical expenses they incur in connection with this proxy solicitation.

How can I help Lubrizol save money by reducing the number of proxy materials sent to my house?

     We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, we are saving money on printing and mailing costs by sending only one proxy statement and annual report to shareholders who have the same last name and address and do not participate in electronic delivery of proxy materials (unless they have told us otherwise). Shareholders who participate in householding will continue to receive separate proxy cards.

     If you hold stock through a bank, broker or other holder of record, you can contact them about receiving single or multiple copies of the proxy statements and annual reports.

Instead of receiving a paper copy, can I access the proxy statement and the annual report electronically?

     The proxy statement and 2006 annual report are on our Internet site at http://corporate.lubrizol.com/Investors/annualreport.asp.

     You can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save us the cost of producing and mailing these documents by following the instructions provided on the enclosed proxy card. If you chose this option, we will furnish you with instructions next year containing the Internet address to access our proxy statement and annual report, but you will not receive paper copies of either document.

     If you hold stock through a bank, broker or other holder of record, check the information provided by them for instructions on how to elect to view future proxy statements and annual reports over the Internet. Most shareholders who hold stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail next year containing the Internet address to access our proxy statement and annual report.

ELECTION OF DIRECTORS

     The authorized number of Lubrizol directors is currently fixed at eleven, divided into three classes. Two classes have four members each and one class has three members. The directors in each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting.

     The Organization and Compensation Committee recommended, and the Board of Directors approved, the nomination of the following six people for election as directors at this annual meeting:

  James L. Hambrick

  Gordon D. Harnett

  Victoria F. Haynes

  William P. Madar

  James E. Sweetnam

  Harriett Tee Taggart

     Each of these persons currently is a director. Mr. Sweetnam is being nominated for a two-year term, which will end in 2009. Dr. Taggart is being nominated for a one-year term, which will end in 2008. Messrs. Hambrick, Harnett and Madar and Dr. Haynes are each being nominated for a three-year term, which will end in 2010. If any of these people becomes unavailable for election, your signed proxy will be voted for the election of any person who is recommended by the Organization and Compensation Committee or will be voted in favor of holding a vacancy to be filled by the directors. The individuals who receive the greatest number of votes will be elected to the open director positions.

     The following information is presented for each person who is being nominated for election as a director and for each other director who will continue in office after the meeting:

NOMINEES FOR ELECTION

JAMES L. HAMBRICK, age 52, is Chairman of the Board, President and Chief Executive Officer. Mr. Hambrick joined Lubrizol as a co-operative education student in 1973 and was hired full time in 1978. His career has encompassed a variety of responsible positions in operations, marketing, technology and business development. During the 1990’s, Mr. Hambrick led market development activities in the former Soviet Union and in China. He was elected Vice President of Asia-Pacific in April 2000, President in January 2003, Chief Executive Officer on April 26, 2004 and Chairman of the Board on January 3, 2005. He received a B.S. degree in chemical engineering from Texas A&M University in 1978. He is a member of the American Institute of Chemical Engineers and serves on the Boards of American Chemistry Council, Hospice of Western Reserve, University Hospital Health Systems, Greater Cleveland Partnership and Northeast Ohio Council on Higher Education.

GORDON D. HARNETT, age 64, retired in May 2006 as Chairman and Chief Executive Officer of Brush Engineered Materials Inc., the world’s largest producer of beryllium and beryllium-containing engineered products. Prior to joining Brush in 1991, Mr. Harnett had been Senior Vice President of The B.F. Goodrich Company. From 1977 to 1988, he had held a series of senior executive positions with Tremco Inc., a wholly owned subsidiary of B.F. Goodrich, including President and Chief Executive Officer from 1982 to 1988. From 1969 through 1976, Mr. Harnett worked for McKinsey & Co., including a two-year assignment in Tokyo. Mr. Harnett became a Lubrizol director in 1995. Mr. Harnett graduated from Miami University in 1964 with a B.S. degree in business administration. He received an M.B.A. from Harvard University in 1969. Mr. Harnett is a director of PolyOne Corporation and EnPro Industries, Inc. In addition, he is a Trustee of University Hospitals of Cleveland.

VICTORIA F. HAYNES, age 59, is President and Chief Executive Officer of RTI International. RTI provides government and industry clients with research and development services in health, pharmaceuticals, environmental protection, advanced technologies and public policy. Prior to joining RTI in June 1999, Dr. Haynes was Vice President-Research and Development and Chief Technical Officer at The B.F. Goodrich Company, a specialty chemicals and aerospace company. Dr. Haynes became a Lubrizol director in 1995. Dr. Haynes graduated from the University of California at Berkeley in 1969 with a B.S. in chemistry. She received a M.A. in college teaching in 1971 and a Ph.D. in physical/organic chemistry in 1975 from Boston University and followed with a post-doctoral associate assignment at Purdue University for two years. Dr. Haynes is a director of Nucor Corporation, Ziptronix, Inc. and PPG Industries, Inc.

WILLIAM P. MADAR, age 67, retired in March 2004 as Chairman of the Board of Nordson Corporation. He was Chief Executive Officer of Nordson until he retired from that position in November 1997. Nordson Corporation manufactures and markets worldwide industrial equipment, along with the software and application technologies that enhance its use. A 1961 graduate of Purdue University with a B.S. degree in chemical engineering, he earned an M.B.A. from Stanford University in 1965. Mr. Madar became a Lubrizol director in 1992. He is a director of Nordson Corporation and Brush Engineered Materials Inc. and a trustee of the Cleveland Museum of Art. He is also co-chairman of the Advisory Committee for the Ohio Innovation Fund, an early stage venture capital fund.

JAMES E. SWEETNAM, age 54, is Senior Vice President and President, Truck Group of Eaton Corporation, a global $12.4 billion diversified industrial manufacturer. He also serves as a member of Eaton’s Office of the Chief Operating Officer, and in that capacity has responsibility for operations in Latin America and the Caribbean and for environmental, health and safety. Mr. Sweetnam assumed his current position in July 2001 after serving as Operations Vice President – Heavy-Duty Transmissions, Clutch and Aftermarket Operations for Eaton’s Truck business since January 2000. He joined Eaton in 1997 as Vice President and General Manager for the Truck business’ Heavy-Duty Transmission Division. From 1993 to 1997, Mr. Sweetnam was Vice President at Cummins Engine Company and Group Managing Director for Holset Engineering Co., Ltd., a subsidiary of Cummins. From 1989 to 1993 he was President for Cummins Electronics and from 1988 to 1989 he was Executive Director, Drivetrains for Cummins. Mr. Sweetnam has a bachelor of science in applied science and engineering from the U.S. Military Academy at West Point and a master of business administration from Harvard University. Mr. Sweetnam became a Lubrizol director in February 2007. He is on the Board of Trustees of ideastream.

HARRIETT TEE TAGGART, age 58, retired at the end of 2006 as Partner, Senior Vice President and Global Investment Manager at Wellington Management LLC, an investment firm with over $500 billion in assets under management. From 1992 to the end of 2006, she was responsible for building investment management capabilities and asset growth in sector portfolios invested in specialty and basic chemicals, environmental services and innovative materials industries, and managed on behalf of pension fund, endowments, and mutual fund clients. From 1983 to 1992, Dr. Taggart was Portfolio Manager in Fixed Income High Yield and Credit Research Manager. Prior to joining Wellington in 1983, she held senior manager positions in federal- and state-level agencies with major responsibilities directed at reform legislation and regulatory implementation. Dr. Taggart became a Lubrizol director in February 2007. Dr. Taggart graduated from Smith College in 1970 with a B.A. degree in anthropology. She received a M.A. in planning from Harvard University in 1973 and a Ph.D. in planning and capital markets from Massachusetts Institute of Technology in 1981. Dr. Taggart is on the Board of Trustees of Reed College, a member of the Dean’s Alumni Leadership Council of Harvard University, Kennedy School of Government, and active member of the New England Chapter of the National Association of Corporate Directors.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

ROBERT E. ABERNATHY, age 52, is Group President – Developing and Emerging Markets for Kimberly-Clark Corporation, a global health and hygiene company with consumer products brands including KLEENEX®, HUGGIES®, KOTEX® and DEPEND®. Mr. Abernathy joined Kimberly-Clark in 1982 and is responsible for the businesses in Asia, Latin America, Eastern Europe, the Middle East and Africa. His past responsibilities in Kimberly-Clark have included operations and major project management in North America. He was appointed Vice-President – North American Diaper Operations in 1992; Managing Director of Kimberly-Clark Australia Pty. Limited in 1994; Group President of the Corporation’s Business-to-Business segment in 1998; and his current role in 2004. He became a Lubrizol director in 2006. Mr. Abernathy received a B.S. degree in chemistry from the University of Alabama in 1976 and a M.S. from the Institute of Paper Chemistry in 1978. Mr. Abernathy’s term as a Lubrizol director expires in 2008.

JERALD A. BLUMBERG, age 67, resigned in June 2000 as President and Chief Executive Officer of Ambar, Inc., a privately held oilfield services company. Prior to joining Ambar, Inc. in January 1998, Mr. Blumberg held various international and management positions during a 37-year career with E. I. du Pont de Nemours & Company, Inc. From October 1995 until his retirement on December 31, 1997, he was an Executive Vice President, Chairman of DuPont Europe and a member of the Office of the Chief Executive. Mr. Blumberg became a Lubrizol director in 1999. Mr. Blumberg received a B.S. in chemical engineering from Michigan Technological University in 1960. He is a director of NOVA Chemicals Corporation and iServiceX Corporation, and a member of the National Society of Professional Engineers. Mr. Blumberg’s term as a Lubrizol director expires in 2009.

FOREST J. FARMER, SR., age 66, is President and Chief Executive Officer of The Farmer Group. He is also Chairman, Chief Executive Officer and President of Enerflex Solutions LLC, which provides value-added subassemblies to the automotive industry and of Trillium Teamologies, a technology and engineering services company. Mr. Farmer was associated with Chrysler Corporation from 1968 to 1994 where he held various management positions including General Plants Manager for Car and Truck Assembly Operations. From 1988 until 1994, he was President of Acustar, Inc., an automotive components subsidiary of Chrysler Corporation. Mr. Farmer became a Lubrizol director in January 1997. Mr. Farmer graduated from Purdue University in 1965 with a B.S. degree in biology and physical education. He is a member of the Board of Directors of Saturn Electronics and Engineering, Inc., American Axle & Manufacturing and Friends of Scouting. Mr. Farmer’s term as a Lubrizol director expires in 2009.

DOMINIC J. PILEGGI, age 55, is Chairman and Chief Executive Officer of Thomas & Betts Corporation, a leading producer of connectors and components for worldwide electrical markets. Mr. Pileggi was elected Senior Vice President of Thomas & Betts in 2000, Group President-Electrical in 2000, Chief Operating Officer in 2003, President in 2003, Chief Executive Officer in 2004 and Chairman in 2006. Prior to joining Thomas & Betts, Mr. Pileggi was President of EMS Division of Viasystems, Inc., a provider of electronics manufacturing services. Mr. Pileggi became a Lubrizol director in 2005. He is also a director of Thomas & Betts Corporation. Mr. Pileggi received a B.A. in economics from Rutgers University. Mr. Pileggi’s term as a Lubrizol director expires in 2008.

DIRECTOR INDEPENDENCE

     In addition to the independence criteria under the New York Stock Exchange listing standards, the Board of Directors adopted the following categorical standards to determine director independence:

FORMER EMPLOYEES

     A director will not be considered independent if during any of the past three years he or she has been an employee or whose immediate family member has been an executive officer of Lubrizol or any of its subsidiaries.

FORMER AUDITORS

     A director will not be considered independent if: (a) the director or immediate family member is a current partner of Lubrizol’s internal or external auditor; (b) the director is an employee of Lubrizol’s internal or external auditor; (c) the director has an immediate family member who is a current employee of Lubrizol’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) during any of the past three years (but is no longer), the director or an immediate family member was a partner or employee of Lubrizol’s internal or external auditor and worked personally on Lubrizol’s audit during that time.

INTERLOCKING DIRECTORATES

     A director will not be considered independent if, during any of the past three years, he or she, or an immediate family member, has been an executive officer of another company for which a Lubrizol executive officer serves on that company’s board of directors.

IMMEDIATE FAMILY MEMBERS

     The following individuals are considered immediate family members: spouses, parents, children, siblings, mothers- and fathers-in law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone who shares the director’s home.

ATTORNEYS, INVESTMENT BANKERS, CONSULTANTS

     A director will not be considered independent if he or she is affiliated with a firm that is an attorney, investment banker, consultant or similar advisor to Lubrizol.

SIGNIFICANT CUSTOMER OR SUPPLIER

     A director will not be considered independent if he or she is affiliated with or whose immediate family member is an executive officer of a customer that represents more than the greater of $1 million or 2% of our total consolidated gross revenues. A director will not be considered independent if he or she is affiliated with or whose immediate family member is an executive officer of a supplier of which we represent more than the greater of $1 million or 2% of its total consolidated gross revenues.

SIGNIFICANT CHARITABLE CONTRIBUTION RECIPIENT

     A director will not be considered independent if he or she is employed as an executive officer of a not-for-profit entity of which we represent more than the greater of $1 million or 2% of its consolidated gross revenues.

     These standards are contained in The Lubrizol Corporation Board of Directors Guidelines.

INDEPENDENCE DETERMINATION

     The Board has determined that Robert E. Abernathy, Jerald A. Blumberg, Forest J. Farmer, Sr., Gordon D. Harnett, Victoria F. Haynes, William P. Madar, Peggy Gordon Miller, Dominic J. Pileggi, James E. Sweetnam and Harriett Tee Taggart, which is all the current directors other than James L. Hambrick, meet these standards of independence as well as the independence standards required by the New York Stock Exchange. In making this determination the Board considered the following relationships:

  Mr. Abernathy is an executive officer of Kimberly-Clark Corporation, which purchased less than $400,000 of product from us during 2006. This amount is .01% of our revenues, and therefore, the Board has determined that the transaction does not affect Mr. Abernathy’s independence.

  Mr. Sweetnam, who was appointed to the Board to fill a vacancy in February 2007, is an executive officer of Eaton Corporation, which sold less than $70,000 of product to us during 2006. This amount is .0006% of Eaton’s revenues, and therefore, the Board has determined that the transaction does not affect Mr. Sweetnam’s independence.

  Dr. Haynes is on the Board of Directors of PPG Industries, which is one of our customers. The Board has determined that this relationship does not affect Dr. Haynes’ independence.

LEAD DIRECTOR

     Pursuant to the Board of Director Governance Guidelines, the Chair of the Organization and Compensation Committee serves as the lead director, who presides over executive sessions of the independent directors. You may communicate with the independent directors of the Board through the lead director by sending a letter marked “Confidential” and addressed to:

          Lead Director, The Lubrizol Corporation Board of Directors
          c/o Leslie M. Reynolds, Corporate Secretary
          The Lubrizol Corporation
          29400 Lakeland Boulevard
          Wickliffe, OH 44092

     You may also send an email to the lead director through Lubrizol’s corporate secretary at leslie.reynolds@lubrizol.com by indicating “Lead Director” in the subject line. The corporate secretary will forward these emails to the lead director.

ANNUAL MEETING ATTENDANCE

     The Lubrizol Corporation Board of Directors Governance Guidelines provide that the expectation for attendance at meetings is 100%, including the Annual Meeting of Shareholders. Each of the then current directors attended the Annual Meeting of Shareholders on April 24, 2006 except Daniel E. Somers, who was unable to attend.

BOARD COMMITTEES

     The Board of Directors held six meetings during 2006. The Board has several committees, including an Organization and Compensation Committee and an Audit Committee. The Board has adopted written charters for each committee. All of the directors attended at least 75% of the meetings of the Board and of the committees on which they served during 2006.

ORGANIZATION AND COMPENSATION COMMITTEE

     The Organization and Compensation Committee is made up of all of the independent directors and its responsibilities include corporate governance, director nominations and executive compensation. While many companies use a subset of the Board to direct organization and compensation matters, we believe that having all the independent directors as members of the committee results in more robust discussions, the offering of differing viewpoints and the sharing of alternative experiences, all leading to a more thorough and complete consideration of executive compensation and benefit program proposals.

     The chair of this committee serves as the lead director for purposes of chairing regularly scheduled meetings of independent directors and for other responsibilities that the independent directors designate. Dominic J. Pileggi, chair of this committee, currently is the lead director.

     The committee held five meetings during 2006. The agenda for committee meetings is determined by its chair with the assistance of the chairman of the board and vice president of human resources. In addition to the independent directors, other regular attendees at the committee meetings include the chief executive officer, vice president of human resources and corporate secretary.

     Pursuant to its charter, the committee’s principal functions are to:

  Annually review the written charter and corporate governance and perform a self-assessment.

  Review and approve the proxy statement, including the Organization and Compensation Committee Report and the Compensation Discussion and Analysis.

  Determine criteria for selecting new directors and review and recommend candidates for election as directors.

  Review and recommend candidates for election as officers.

  Oversee evaluation of the Board of Directors and management.

  Set the compensation for the Board of Directors.

  Review and approve company goals and objectives relevant to the compensation of the chief executive officer.

  Evaluate the performance of the chief executive officer.

  Approve the compensation of the chief executive officer in light of the goals and objectives based on the performance evaluation.

  Review and authorize officer compensation and executive employment agreements.

  Assure effective succession planning is conducted for the chief executive officer and other executive officers.

  Make recommendations to the Board with respect to approval of executive benefit plans, incentive compensation plans and equity-based plans and any amendments.

  Approve awards and vesting acceleration (if applicable) to executive benefit plans, incentive compensation plans and equity-based plans.

Director Nominations

     The Organization and Compensation Committee identifies nominees for director through discussions with the directors or other entities that may come in contact with qualified persons. If desired, the committee will retain a search firm to identify nominees and will approve search firm fees to be paid by Lubrizol. This committee will consider shareholder recommendations for director nominations. These recommendations should be submitted in writing to Lubrizol’s corporate secretary by January 1st before the next annual meeting.

     In the beginning of 2006, the company paid a fee to a third-party search firm to help identify and evaluate potential nominees.

     Mr. Sweetnam, who was approved by the Organization and Compensation Committee for inclusion on our proxy card for the first time for election by the shareholders to the Board of Directors, was recommended to the committee by the chief executive officer, Mr. Hambrick.

     Dr. Taggart, who was approved by the Organization and Compensation Committee for inclusion on our proxy card for the first time for election by the shareholders to the Board of Directors, was recommended to the committee by the chief executive officer, Mr. Hambrick.

     The committee reviews and assesses the following criteria for all nominees for directors, regardless of the source of the recommendation: independence; diversity; age; judgment; skill; integrity; willingness to make the required time commitment; the interplay of the candidate’s experience with the experience of the other Board members; and skills necessary to satisfy the needs of the Board at the time of the vacancy.

Compensation Committee Interlocks and Insider Participation

     As described under “Director Independence” above, the Board of Directors has determined that each of the directors, other than James L. Hambrick, is independent under the rules of the New York Stock Exchange and the Board’s independence criteria. And, as mentioned, the committee consists of all of the independent directors: Robert E. Abernathy, Jerald A. Blumberg, Forest J. Farmer, Sr., Gordon D. Harnett, Victoria F. Haynes, William P. Madar, Peggy Gordon Miller, Dominic J. Pileggi, James E. Sweetnam and Harriett Tee Taggart.

     Other than the relationship described under “Director Independence” above, with respect to Mr. Abernathy, during 2006 no committee members:

  were Lubrizol officers or employees;

  were former Lubrizol officers; or

  engaged in transactions with a related person that would be required to be disclosed by rules promulgated by the Securities and Exchange Commission;

     In addition, during 2006 no Lubrizol executive officers:

  served as a member of the compensation committee of another entity, one of whose executive officers served on the Organization and Compensation Committee of Lubrizol;

  served as directors of another entity, one of whose executive officers served on the Organization and Compensation Committee of Lubrizol; or

  served as members of the compensation committee of another entity, one of whose executive officers served as a director of Lubrizol.

Executive Compensation

     The Organization and Compensation Committee approves the compensation packages for each of the executive officers and for the directors. The committee considers recommendations from the chief executive officer, chief financial officer and vice president of human resources and peer group and market survey information provided by its compensation consultant, Mercer Human Resource Consulting.

     Mercer has worked with the committee to establish a work agenda. The decisions made by the committee are the responsibility of the committee and may reflect factors and considerations other than the information and recommendations provided by Mercer.

     The committee has an annual calendar detailing the topics to be covered at each meeting. The committee bases its compensation recommendations on business performance data provided by Mercer and its own reasoned judgments.

     In carrying out its responsibilities, the committee recognizes the importance of assuring that pay practices are reasonable and tied to performance, and that the corporate governance practices related to executive compensation are designed to inform the committee of all aspects of compensation. For example, the committee has:

  Conducted its annual review of total remuneration practices, which included reviewing summary descriptions of all elements of compensation, compensation paid-to-date, and a detailed analysis for each of the named executive officers;

  Completed the formal annual evaluation process of the chief executive officer; and

  Conducted its annual review of succession candidates for the named executive officers and other key executive positions.

COMPENSATION COMMITTEE REPORT

     The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on these reviews and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Lubrizol’s proxy statement.

D. J. PILEGGI, Chair	V. F. HAYNES
R. E. ABERNATHY	W. P. MADAR
J. A. BLUMBERG	P. G. MILLER
F. J. FARMER, SR.	J. E. SWEETNAM
G. D. HARNETT	H. T. TAGGART

AUDIT COMMITTEE

     The members of the Audit Committee are William P. Madar (Chair), Robert E. Abernathy, Gordon D. Harnett and Harriett Tee Taggart. None of the members sit on more than three audit committees of public companies.

     The Board of Directors has determined that (1) each of the members of the Audit Committee is financially literate under the New York Stock Exchange rules, (2) Gordon D. Harnett is an audit committee financial expert, as defined in Item 401(h)(2) of Regulation S-K, and (3) as described under “Director Independence” above, each of the members of the Audit Committee are independent under the New York Stock Exchange listing standards and the Board’s independence standards.

     Pursuant to its charter, the principal functions of the Audit Committee are to:

  Annually appoint the independent registered public accountant and evaluate with management the performance of the independent registered public accountant. The independent registered public accountant ultimately is accountable to the Board and the Audit Committee.

  Review with the independent registered public accountant and internal auditors the planned scope and results of audits and pre-approve all audit and non-audit services performed by the independent registered public accountant.

  Hold conferences and review with the auditors matters that affect the financial statements and the results of the independent registered public accountant’s reviews, annual audit and reports.

  Review the adequacy and effectiveness of the internal audit function.

  Oversee Lubrizol’s internal control structure.

  Review, address and retain complaints received by Lubrizol regarding accounting, internal accounting controls or auditing matters.

  Provide oversight of the activities of the chief ethics officer and review procedures for monitoring compliance with Lubrizol’s Ethical and Legal Conduct Guidelines.

  Discuss risk assessment and risk management policies.

  Annually review the written charter and perform a self-assessment.

  Obtain advice and assistance from outside advisors, as desired.

  Set clear hiring policies for employees or former employees of the independent registered public accountant.

  Periodically report the activities of the committee to the Board.

     In performing its functions, the Audit Committee acts in an oversight capacity for Lubrizol’s management processes and systems, internal control structure, financial reporting and risk management. It is not responsible for preparing or assuring the accuracy of Lubrizol’s financial statements or filings, or conducting audits of financial statements.

AUDIT COMMITTEE REPORT

     The Audit Committee reviews Lubrizol’s financial reporting process on behalf of the Board of Directors. The committee held four meetings during 2006. The committee has reviewed and discussed the audited financial statements for 2006 separately with management and Lubrizol’s independent registered public accountant. The discussions with the independent registered public accountant included matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the committee received from the independent registered public accountant written independence disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accountant its independence. Based on the review of the audited financial statements and the discussions described above, the committee recommended to the Board of Directors that the audited financial statements be included in Lubrizol’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

WILLIAM P. MADAR, Chair	GORDON D. HARNETT
ROBERT E. ABERNATHY	HARRIETT TEE TAGGART

GOVERNANCE GUIDELINES/COMMITTEE CHARTERS/ETHICS GUIDELINES

     The Board of Directors Governance Guidelines and all the committee charters are located on our Internet site at http://corporate.lubrizol.com/Investors/governance/default.asp. Lubrizol’s Ethical and Legal Conduct Guidelines are also located on our Internet site at http://corporate.lubrizol.com/EthicsGuidelines/default.asp. Each of these documents is available in print free of charge to any shareholder who requests.

DIRECTOR COMPENSATION

2006 DIRECTOR COMPENSATION

     During 2006, each director who was not a Lubrizol employee received an annual retainer fee of $32,500 and $1,100 for each Board and committee meeting he or she attended. If a committee meeting or special meeting with the chair of a committee was held on a different day from a Board meeting, they received $1,300 for the committee or special meeting. In addition, on the date of the Annual Meeting of Shareholders, each director who was not a Lubrizol employee received a grant of $60,000 worth of restricted stock units under the terms of the 2005 Stock Incentive Plan, which was approved by shareholders in April 2005. The number of restricted stock units was determined by dividing $60,000 by the average of the high and low prices of Lubrizol common shares on the date of grant. At the end of the one-year restriction period, Lubrizol common shares will be issued equal to the number of restricted stock units granted. The stock units are not increased for dividends of Lubrizol common shares. The 2005 Stock Incentive Plan is discussed in detail below under “Deferral Programs, Director Perquisites and Other Benefits” and in footnote (2) to the “Summary Compensation Table.”

2007 DIRECTOR COMPENSATION

     In December 2006, the Board of Directors approved changes to the directors’ compensation package effective for 2007. Directors will be paid a retainer of $60,000 per year, plus an annual grant of restricted stock units equal in value to $70,000 under the 2005 Stock Incentive Plan on the date of each Annual Meeting of Shareholders. The number of restricted stock units will be based on the closing stock price of Lubrizol common shares on the date of grant. No meeting fees will be paid. Each director (other than the committee chair) will receive an additional $5,000 per year for each committee on which he/she serves. The chair of the Retirement and Savings Plans Investment Committee will receive $7,000 for serving on that committee, the chair of the Audit Committee will receive $10,000 for serving on that committee and the chair of the Organization and Compensation Committee will receive $15,000 for serving on that committee and for serving as Lead Director.

DEFERRAL PROGRAMS, DIRECTOR PERQUISITES AND OTHER BENEFITS

2005 Deferred Compensation Plan for Directors

     Directors who are not Lubrizol employees may participate in the 2005 Deferred Compensation Plan for Directors. Under this plan, directors may elect to defer up to 100% of their yearly fee, meeting attendance fees and restricted stock units and have these amounts credited to various cash investment accounts and/or a share unit account. The restricted stock units must be invested in the share unit account. The investment returns of the cash investment accounts equal the performance of investment portfolios designated by the Organization and Compensation Committee. The portfolios mirror the investment funds in our qualified Employees’ Profit Sharing and Savings Plan. The number of share units credited to the share unit account is based on the closing price of Lubrizol common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on the Lubrizol common shares. Prior to the year of deferral, directors can elect payment of their accounts at a specified date, or between six and 12 months after separation from service. They can elect to receive payment in the form of a single lump sum payment, periodic payments over a period of up to 20 years or a lump sum followed by periodic payments over a period of up to 20 years. At least 12 months prior to a distribution, a director may make an election to change the payment date or form of payment provided that the distribution occurs at least five years after the original date of distribution. The Organization and Compensation Committee of the Board of Directors may accelerate the distribution of part or all of one or more of a director’s accounts for reasons of an unforeseeable emergency (as defined by U. S. Treasury Department regulations) that cannot be met using other resources. If a director dies, payment will be made to the director’s beneficiary. For all distributions, cash will be paid with respect to the cash accounts and Lubrizol common shares will be issued equal to the number of share units in the director’s Lubrizol share unit account. This plan applies to amounts deferred on or after January 1, 2005.

Deferred Compensation Plan for Directors

     Amounts deferred prior to January 1, 2005 were deferred under the Deferred Compensation Plan for Directors. This plan is similar to the 2005 Deferred Compensation Plan for Directors except for the payment provisions. Under this plan, the director may receive payment between one and 12 months after separation from service in the form of a lump sum payment or in periodic payments over a period of up to 10 years. Between 30 and 90 days prior to separation from service, the director may change the payment method. A director may elect prior to the time of deferral to receive payment while still a director in a lump sum. The Organization and Compensation Committee of the Board of Directors may accelerate the distribution of part or all of one or more of a director’s account for reasons of a severe financial hardship that cannot be met using other resources. If a director dies, payment will be made to the director’s beneficiary. For all distributions, cash will be paid with respect to the cash accounts and Lubrizol common shares will be issued equal to the number of share units in the director’s Lubrizol share unit account.

2005 and 1991 Stock Incentive Plans

     On April 25, 2005, the shareholders approved the 2005 Stock Incentive Plan. This plan replaced our 1991 Stock Incentive Plan, which was terminated by the Board with respect to future grants effective November 15, 2004. Outstanding grants under the 1991 Plan remain effective subject to their terms.

     Starting in 2005, each director who is not a Lubrizol employee automatically receives a grant on the date of each Annual Meeting of Shareholders of $60,000 worth of restricted stock units under the 2005 Stock Incentive Plan. The Board of Directors amended the 2005 Stock Incentive Plan on December 12, 2006 to increase the amount of the annual grant to $70,000 and to change the method for determining the number of restricted stock units to be granted. The number of restricted stock units granted prior to December 12, 2006 was determined by dividing $60,000 by the average of the high and low prices of Lubrizol common shares on the date of grant. For restricted stock units granted on or after December 12, 2006, the number of restricted stock units is determined by dividing $70,000 by the closing price of Lubrizol common shares on the date of grant. At the end of the one-year restriction period, Lubrizol common shares will be issued equal to the number of restricted stock units granted. A director may elect prior to the year of the grant to defer part or all of the distribution of common shares.

     Prior to 2005, each director who was not a Lubrizol employee received an annual grant of 2,500 stock options under the 1991 Stock Incentive Plan. The options vested 50% one year after the grant date, 75% two years after the grant date and 100% three years after the grant date. The option price was the average of the high and low prices of Lubrizol common shares on the date of grant.

Deferred Stock Compensation Plan for Outside Directors

     Prior to December 15, 2003, the directors participated in the Deferred Stock Compensation Plan for Outside Directors. Under this plan each director received 500 share units on each October 1st. The share units are credited with additional share units for quarterly dividends paid on Lubrizol common shares. When a director separates from service, Lubrizol common shares are issued either in a lump sum or in 10 or fewer annual installments commencing on the first day of the month following the director’s separation from service. If a director dies, payment will be made to the director’s beneficiary. The Organization and Compensation Committee of the Board of Directors may accelerate the distribution of part or all of one or more of a director’s accounts for reasons of a severe financial hardship that cannot be met using other resources.

Travel Expenses

     Upon our invitation, we pay the travel expenses for directors’ spouses to accompany them on Board-related trips. The amounts paid for spousal travel for any of the directors during 2006 did not exceed $10,000.

Matching Gift Program

     Directors are eligible to participate in The Lubrizol Foundation’s Matching Gift Program, which is open to all of our employees. The Foundation will match dollar-for-dollar gifts to educational institutions and other charitable organizations up to an aggregate of $5,000 per donor each year.

DIRECTOR COMPENSATION TABLE

     The following table shows the compensation of each non-employee director for the fiscal year ended December 31, 2006.

		Stock	Option	All Other
	Fees Earned Or	Awards	Awards	Compensation
Name	Paid in Cash ($)	($)(2)	($)(3)	($)(4)	Total ($)
R. E. Abernathy	$ 49,000	$40,000	$—	$—	$89,000
J. A. Blumberg	49,000	60,000	5,458	2,997	117,455
F. J. Farmer	49,000	60,000	5,458	5,093	119,551
G. D. Harnett	52,400	60,000	5,458	5,803	123,661
V. F. Haynes	49,000	60,000	5,458	5,803	120,261
W. P. Madar	49,000	60,000	5,458	7,039	121,497
P. G. Miller	49,000	60,000	5,458	6,720	121,178
R. A. Mitsch (1)	16,333	20,000	5,458	307,871	349,662
D. J. Pileggi	49,000	60,000	—	—	109,000
D. E. Somers	58,100	60,000	5,458	2,997	126,555
____________________

(1)	Dr. Mitsch retired from the Board effective April 24, 2006.

(2)

This column shows the dollar amount recognized for financial statement reporting purposes of restricted stock units in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R). On April 25, 2005, the date of the 2005 Annual Meeting of Shareholders, 1,521 restricted stock units were granted to each of the directors then in office under the 2005 Stock Incentive Plan. The number of units was determined by dividing $60,000 by the average of the high and low prices of Lubrizol common shares on April 25, 2005, the date of grant ($40.48 - high; $38.40 - low). For financial reporting purposes the dollar value of the grant is amortized straight-line over the period earned (12 months from the date of grant). No dividends are credited to these restricted stock units. On April 24, 2006, each director who had been a director on April 25, 2005, received 1,521 Lubrizol common shares representing the $60,000 worth of restricted stock units that had been granted under the 2005 Stock Incentive Plan on April 25, 2005. The value on April 24, 2006 of each director’s shares based on the closing price of Lubrizol common shares on that date of $42.50 was $64,642.50.

On April 24, 2006, the date of the 2006 Annual Meeting of Shareholders, 1,420 restricted stock units were granted to each of the directors then in office under the 2005 Stock Incentive Plan. The number of restricted stock units was determined by dividing $60,000 by the average of the high and low prices of Lubrizol common shares on April 24, 2006, the date of grant ($42.63 – high; $41.90 – low). For financial reporting purposes the dollar value of the grant is amortized straight-line over the period earned (12 months from the date of grant). No dividends are credited to these restricted stock units. The value at December 31, 2006 of each director’s 1,420 restricted stock units based on the year-end closing price of Lubrizol common shares of $50.13 was $71,184.60.

(3)

This column reflects the dollar amount recognized for financial statement reporting purposes during 2006 in accordance with SFAS No. 123R for stock options granted to the directors prior to 2005. The assumptions used to determine this amount are disclosed in Note 16 to the Lubrizol consolidated financial statements for the year ended December 31, 2006, except that for proxy statement purposes the calculation does not take into account any assumption for forfeitures. Prior to 2005, directors received an automatic grant of 2,500 stock options under the 1991 Stock Incentive Plan on the date of each Annual Meeting of Shareholders. The aggregate number of option awards outstanding at December 31, 2006 for each person who was a director as of December 31, 2006 were: Mr. Abernathy - 0; Mr. Blumberg - 10,000; Mr. Farmer - 8,500; Mr. Harnett - 19,000; Dr. Haynes - 625; Mr. Madar - 19,000; Dr. Miller - 19,000; Mr. Pileggi - 0; Mr. Somers - 7,500.

(4)	This column reflects the dividend equivalents credited to the directors’ accounts in the Deferred Stock Compensation Plan for Outside Directors.

This column also reflects the dollar value of the shares that were issued to Dr. Mitsch after his retirement from the Board in April 2006. We issued 7,059 shares from the Deferred Stock Compensation Plan for Outside Directors. The value was determined by multiplying the number of shares issued by $43.77, the closing price per share on May 1, 2006, which was the date the shares were issued.

DIRECTOR SHARE OWNERSHIP GUIDELINES

     We have share ownership guidelines that require each nonemployee director to own at least 5,200 Lubrizol common shares. Shares counted for this purpose include shares owned by the director and/or by the director’s spouse and share units that are payable only in shares under the Deferred Stock Compensation Plan for Outside Directors, Deferred Compensation Plan for Directors and the 2005 Deferred Compensation Plan for Directors. New directors have five years to reach this target. All the directors who have at least five years of service on the Board have met the ownership guidelines.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND LARGE BENEFICIAL OWNERS

     The following table shows the number of Lubrizol common shares beneficially owned as of January 31, 2007 by each person who was a director as of December 31, 2006, and each executive officer named in this proxy statement and by all officers and directors as a group. Each person has sole voting and investment power for all the shares shown, unless otherwise noted. No executive officer or director owns more than 1% of Lubrizol common shares. All executive officers and directors as a group own approximately 1.5% of Lubrizol common shares.

	Amount and Nature of Beneficial Ownership
		Direct			Deferred
		Ownership	Employee	Exercisable	Share Units
Name of Beneficial Owner	Total	(1)	Plan (2)	Options (3)	(4)
Robert E. Abernathy	1,000	1,000	—	—	—
Joseph W. Bauer	48,925	13,682	324	34,000	919
Jerald A. Blumberg	22,006	—	—	10,000	12,006
Donald W. Bogus	74,306	—	1,040	45,950	27,316 (5)
Charles P. Cooley	155,418	9,334	2,887	127,581	15,616
Forest J. Farmer, Sr.	20,246	225	—	8,500	11,521
James L. Hambrick	284,005	6,821	16,254	219,800	41,130
Gordon D. Harnett	41,153	200	—	19,000	21,953
Victoria F. Haynes	11,000	500	—	625	9,875
Stephen F. Kirk	123,021	36,017	12	69,926	17,066
William P. Madar	49,590	3,597	—	19,000	26,993
Peggy Gordon Miller	28,204	1,100	—	19,000	8,104
Dominic J. Pileggi	2,548	1,000	—	—	1,548
Daniel E. Somers	17,982	1,469	—	7,500	9,013
All Executive Officers and
Directors as a Group	1,039,576	85,801	34,384	693,479	225,912
____________________

(1)

This column includes shares owned by or jointly with family members, including 114 of Mr. Hambrick’s shares, 12,944 of Mr. Kirk’s shares, 1,600 of Mr. Bauer’s shares and 17,190 of the shares held by all the executive officers and directors as a group, for which each has shared voting and investment power.

(2)	This column shows shares held in the Employees’ Profit Sharing and Savings Plan, for which the individuals indicated have sole voting power and limited investment power.

(3)	This column shows shares covered by stock options that are currently exercisable or will be exercisable by March 31, 2007.

(4)

This column shows the indirect share ownership held by directors and officers under various deferred compensation plans described in this proxy statement. Share units attributable to Lubrizol matching contributions under the Executive Council Deferred Compensation Plan on or after January 1, 2004 will be paid solely in cash and are not shown in this table.

(5)

This amount includes 2,336 share units under the Supplemental Retirement Plan for Donald W. Bogus. Share units attributable to additions to the plan on or after January 1, 2004 will be paid solely in cash and are not shown in this table.

FIVE PERCENT BENEFICIAL OWNERS

     The following table lists each person we know to be an owner of more than 5% of our shares as of December 31, 2006.

Amount and
Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class
Alliance Capital Management L.P.	4,537,236(1)	6.60%(1)
1290 Avenue of the Americas
New York, New York 10104

Barclays Global Investors Japan Trust and Banking Company Limited	3,935,455(2)	5.72%(2)
Ebisu Prime Square Tower 8th Floor
1-1-39 Hiroo Shibuya-Ku
Tokyo 150-0012 Japan
____________________

(1)

This information was obtained from a Schedule 13G dated February 14, 2007 filed by Alliance Capital Management L.P., which is an investment advisor registered under the Investment Advisors Act of 1940. Alliance Capital Management L.P. reported sole voting power as to 3,504,744 shares, shared voting power as to 24,193 shares, sole investment power as to 4,528,283 shares and shared investment power as to 8,953 shares. Alliance Capital Management L.P. also serves as an investment fund manager for Lubrizol’s pension plan. However, under investment guidelines applicable to Lubrizol’s pension plan, investment managers are not permitted to invest our plan’s assets in Lubrizol shares. Lubrizol paid Alliance Capital Management L.P. approximately $151,000 for investment management services rendered during 2006.

(2)

This information was obtained from a Schedule 13G dated January 31, 2007 filed by Barclays Global Investors Japan Trust and Banking Company Limited, which is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. Barclays Global Investors Japan Trust and Banking Company reported sole voting power as to 3,587,354 shares, shared voting power as to zero shares, sole investment power as to 3,935,455 shares and shared investment power as to zero shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program, Objectives and Policies

     The core objectives of our compensation program for the named executive officers are to:

  ensure a fair and competitive level of compensation;

  maximize total shareholder return by emphasizing both the short-term and long-term focus of the business;

  provide incentives to achieve objective measures of financial performance and objective and subjective measures of operational performance; and

  align named executive officer interests with those of our shareholders by requiring the ownership of a specified level of Lubrizol stock.

     We do this by offering the named executive officers a combination of fixed and variable pay, short- and long-term incentives, and cash and equity compensation.

Oversight of Executive Compensation Program

     As noted under “Board Committees”, the Organization and Compensation Committee of the Board of Directors is comprised entirely of the independent directors and its responsibilities include corporate governance, director nominations and executive compensation.

     The Organization and Compensation Committee approves the compensation packages for the named executive officers. The committee considers:

  information and recommendations made by its compensation consultant, Mercer Human Resource Consulting; and

  recommendations from the chief executive officer, chief financial officer and vice president of human resources.

     The committee is responsible for the selection, periodic review and approval of payment of its compensation consultant. The compensation consultant provides annually to the committee a comprehensive report detailing Lubrizol’s performance relative to its peer group with respect to earnings per share from continuing operations as adjusted for restructing and impairment charges (EPS), earnings before interest, taxes, depreciation and amortization (EBITDA) and total shareholder return (TSR). The compensation consultant also compares the actual base, annual and long-term incentive payments and incentive award grants for the named executive officers to those of the company’s peer group and to comparable professional positions in other industries. This information is used by the committee in its annual review of total compensation at which time the committee considers any changes to the compensation elements.

Factors Considered by the Committee

     In carrying out its responsibilities in 2006, the committee considered the following:

  advice from its compensation consultant on all aspects of our compensation policies, including comparison to the policies and practices of peer and non-peer companies;

  relevant trends in executive compensation practices;

  our financial performance;

  our operating performance;

  individual performance;

  our compensation policies and practices for employees generally; and

  recommendations of the chief executive officer, chief financial officer and vice president of human resources.

     The committee has reviewed all components of the named executive officers’ compensation, including salary, annual and long-term incentive pay, stock option grants, the dollar value to the executive and the cost to Lubrizol of all perquisites and other personal benefits, the earnings and accumulated payout obligations under Lubrizol’s nonqualified deferred compensation plans, the actual projected payout obligations under Lubrizol’s excess and supplemental retirement plans and under various severance and change in control scenarios.

     Based on this review, the committee found the named executive officers’ total compensation (and, in the case of the severance and change in control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

     The committee also has reviewed the relative values of each component between the chief executive officer and the other named executive officers. The committee believes that the relative difference between the chief executive officer’s compensation and the other named executive officers is reasonable.

Peer Group

     The committee has adopted the Fortune 1000 group of chemical companies as the company’s peer group for the purposes of comparing compensation practices. The committee considered using a subset of this group but determined that using the entire group would:

  eliminate the difficulty of selecting which companies are most like Lubrizol given Lubrizol’s unique portfolio of product lines;

  result in less overall year-to-year volatility of compensation paid by other companies, which we use as a factor in determining compensation paid to our named executive officers; and

  avoid any appearance of arbitrary selection of peer companies.

     The public companies contained in the peer group as of January 1, 2007 are:

■	Dow Chemical	■	Cytec industries
■	Dupont	■	Solutia
■	Lyondell Chemical Co.	■	Valspar
■	Huntsman	■	W.R. Grace
■	PPG Industries	■	RPM International
■	Ashland	■	UAP Holding
■	Air Products and Chemicals	■	PolyOne
■	Rohm and Haas	■	Scotts Miracle-Gro
■	Praxair	■	Georgia Gulf
■	Sherwin-Williams	■	FMC
■	Eastman Chemical	■	Cabot Corporation
■	Monsanto Company	■	Albermarle
■	Celanese	■	Hercules
■	Avery Dennison	■	International Flavors and Fragrances
■	Ecolab	■	Terra Industries
■	Hexion Specialty Chemicals	■	CF Industries
■	Mosaic	■	Sigma-Aldrich Corporation
■	Nalco Holding	■	H.B. Fuller Company
■	Rockwood Holdings	■	A. Schulman
■	Chemtura Corporation

     The companies listed in the Fortune 1000 group of chemical companies may change from time to time. In addition, the committee may determine that it is in the best interests of the company to change the peer group from time to time.

Elements of Pay

     The compensation program consists of the following elements of pay:

     Cash Compensation

  base salary

  annual incentive pay

     Non-Cash Compensation

  long-term incentive pay

  retirement plans, and

  perquisites and other benefits

Cash Compensation

     The cash compensation of employees, including the named executive officers, consists of base salary and annual incentive pay. Our compensation philosophy is to provide total cash compensation at the 50th percentile of our peer group for target performance. The committee uses peer group data, along with its assessments of individual contribution to determine the base salary and target annual incentive pay awards for the named executive officers.

     Target total cash compensation for the named executive officers on average for 2006 was between the 25th and 50th percentiles for our peer group.

Base Salary

     We use base salary to compensate named executive officers for services rendered during the fiscal year. Base salaries are targeted at the 50th percentile of salaries for persons having similar jobs in the chemical and related industries. Similar jobs are determined by comparing position, scope and responsibility information to a Mercer database of comparable positions at peer and non-peer companies. Comparisons of pay practices are prepared by Mercer and included in the total compensation review provided to the committee.

     In 2006 the named executive officers, other than Mr. Hambrick, were paid on average between the 25th and 50th percentiles of our peer group. Mr. Hambrick’s base salary approximated the 50th percentile of our peer group.

     In its annual review of base pay, the committee reviews both peer practices and operating performance. Lubrizol’s EPS, EBITDA and TSR performance for 2005 was approximately at the 65th percentile of our peer group performance. Based on the desire to maintain a competitive pay package for our named executive officers, the committee approved base pay adjustments for the named executive officers that are reflected in the “Summary Compensation Table.” The committee authorized a 3.5% increase in Mr. Hambrick’s base salary that became effective in October 2006. The other named executive officers’ base salary increases in 2006 ranged between 3.75 – 5.0%. These increases were intended to keep base salary pay in line with our median pay practice.

Performance-Based Incentive Compensation

     One of the key goals of our compensation programs is to reward named executive officers for achieving annual and long-term performance targets. A significant part of executive compensation is tied to achieving these performance targets. We believe that the program is designed such that achieving these performance targets provides incentive to the participants to meet challenging goals, which, if achieved, would provide value to our shareholders through superior performance.

     The company has set annual and long-term targets in the performance-based incentive plans to encourage steady earnings growth and a reduction in earnings variability. In the past, the company’s earnings have been inconsistent, primarily reflecting unpredictable raw material markets and a challenging competitive environment. Given the business and operating conditions we face, the committee believes that the annual and long-term performance targets are sufficiently difficult and that achieving them will result in increasing shareholder returns.

Annual Incentive Pay

     The purpose of annual cash incentive pay is to motivate the named executive officers to achieve specific annual objectives that are of particular importance to the success of the company during the fiscal year.

     Target annual cash incentive pay awards, which are expressed as a percent of base salary, are designed to be at the 50th percentile of our peer group. Targets range from 50% to 100% of base salary for the named executive officers.

     The committee sets annual incentive pay awards based on a balanced scorecard that uses a combination of financial and operating objectives. At the beginning of each year, the committee sets minimum, target and maximum levels of performance for each objective. Possible payouts range from 50% of the award at minimum performance to 200% of the award at maximum performance, with 100% of the award being paid at target performance.

     For 2006, 60% of the balanced scorecard was based on financial metrics of EPS (50%) and working capital management and capital expenditure goals (10%). In order for any payments to be made under the entire program, EPS had to meet a minimum threshold.

     Achieving operational objectives represented 40% of the 2006 scorecard and was comprised on meeting organic growth goals (20%), completing our portfolio divestiture program (10%) and meeting objectives associated with strengthening our organizational structure and culture (10%).

     The committee determined individual payouts under the annual incentive pay award based upon recommendations by the chief executive officer, chief financial officer and vice president of human resources and a judgment by the committee of the named executive officer’s contribution to meeting our financial and operating objectives. The committee has the discretion to adjust the total amount available under this plan as well as individual payouts.

     For the named executive officers responsible for the business segments (Messrs. Kirk and Bogus), 25% of their award was based on the corporate objectives described above and 75% was based on the following segment objectives: segment EBITDA, organic revenue growth, capital expenditures and working capital, with the largest portion weighted to segment EBITDA. In order for any payments to be made, EPS had to meet a minimum threshold.

     For 2006, annual incentive awards for the named executive officers were generally in line with our peer group median. The following were the target annual incentive awards expressed as a percent of base salary: Mr. Hambrick - 100%; Messrs. Kirk and Bogus - 70%; Mr. Cooley - 60% and Mr. Bauer - 50%.

     The actual payouts for 2006 based on performance target achievement and individual performance, expressed as a percent of base salary, were: Mr. Hambrick - 138%; Mr. Kirk - 101%; Mr. Bogus - 96%; Mr. Cooley - 83%; and Mr. Bauer - 69%.

     The payments reported in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” reflect the fact that actual consolidated EPS for 2006 exceeded the target and the other goals were achieved or exceeded.

Long-Term Compensation

     The long-term compensation program encourages the named executive officers to focus on the long-term performance of the company and provides an opportunity for them to increase their ownership stake through equity awards. Equity awards, which consist of stock options and performance share units, are intended to align executives’ interests with those of our shareholders and to assist executives in meeting their equity ownership requirements.

     The combination of stock options and performance share units was chosen to focus the named executive officers’ attention on achieving steady growth in corporate earnings and long-term share price appreciation. For the named executive officers, the committee annually determines dollar-based awards, which are then converted into an equivalent number of stock options and performance share units. The award is designed to provide long-term compensation at the 50th percentile of our peer group. Long-term incentive awards provide the named executive officers with the opportunity for a specific level of long-term compensation on an annual basis without regard to previous payments or grants.

     In its December 2005 meeting to review our annual budget and three-year strategic plan, the committee awarded long-term incentive awards to the named executive officers. Each award covers the 2006-2008 performance period and assigned 50% of the award’s value in the form of stock options and 50% in the form of performance share units. The award was designed to provide a payout at the 50th percentile of peer group long-term incentive pay when target three-year cumulative EPS performance is achieved.

     The target value of this award for each of the named executives is: Mr. Hambrick: $2,916,596; Mr. Cooley: $640,016; Mr. Kirk: $612,521; Mr. Bogus: $612,521; and Mr. Bauer: $375,005. If the three-year cumulative EPS performance meets the target, the share portion of these awards will be paid in 2009.

     Commencing with the 2007 long-term incentive awards, the committee will grant the awards at its February committee meeting, which occurs after earnings for the prior year are released. Therefore, no long-term incentive awards were made during 2006.

Stock Options

     The role of stock options is to focus named executive officers on the long-term performance of the company and provide them with the opportunity to increase their share ownership levels.

     Options are granted under the 2005 Stock Incentive Plan, which was approved by shareholders in April 2005. Stock options comprise 50% of the long-term incentive award for the named executive officers.

     For awards of stock options on or after December 12, 2006, the exercise price is the closing price of Lubrizol common shares on the award date. For options awarded prior to December 12, 2006, the exercise price is the average of the high and low prices of Lubrizol common shares on the award date.

     The term of each option is fixed by the committee at the time of grant and is typically 10 years. The options vest 50% after one year, 75% after two years and 100% after three years. Outstanding options under this plan will be forfeited if the executive officer is terminated for cause.

     The stock option plans are discussed in greater detail under footnote (2) to the “Summary Compensation Table.”

Performance Share Units

     Performance share units are provided to the named executive officers under the long-term incentive program to focus their attention on achieving long-term financial objectives and to align their interests with shareholders.

     Performance share units are earned based on achieving a specified long-term financial performance measure and comprise 50% of the long-term incentive opportunity for the named executive officers. The performance measures can be based on both corporate and business performance objectives or solely on corporate performance objectives.

     The performance measure for the award made in December 2005 is three-year cumulative EPS for the period 2006 to 2008. Possible performance share unit payouts under the program range from 25% of the award at threshold performance to 200% of the award at maximum performance, with 100% payout at target performance. If threshold performance is not achieved, the performance share units will not vest.

     We believe that achieving the long-term incentive targets will be challenging. The targets were designed to achieve earnings growth rates that substantially exceed past performance, which has been inconsistent due to volatile raw material markets and a challenging competitive environment. We believe that if these performance targets are achieved, the results will lead to increased shareholder returns.

Officer Share Ownership Guidelines

     We have share ownership guidelines that require the named executive officers to hold Lubrizol common shares having a value between 1.5 and 4 times their pay, depending on their position. The amount each of the named executive officers is required to hold, expressed as a multiple of base salary is: Mr. Hambrick - 4; Mr. Cooley - 2; Mr. Kirk - 2; Mr. Bogus - 2; and Mr. Bauer - 1.5.

     The purpose of these ownership guidelines is to further align the interests of the named executive officers with those of shareholders.

     Shares counted for this purpose include shares owned by the named executive officer and/or his spouse, share units that are payable only in shares under the Deferred Compensation Plan for Officers, Senior Management Deferred Compensation Plan, Executive Officer Deferred Compensation Plan, 2005 Executive Officer Deferred Compensation Plan and shares held in the Employees’ Profit Sharing and Savings Plan.

     New officers have five years to reach this target. Each of the named executive officers who has been in his current position for at least five years has met the ownership guidelines. Once the officer has met his ownership guidelines, he is not obligated to hold additional shares.

Retirement Plans

     The qualified and nonqualified retirement plans provided to the named executive officers are those that are offered to all our qualifying U.S. employees including the Lubrizol Corporation Pension Plan, Employees’ Profit Sharing and Savings Plan, Excess Defined Benefit Plans and Excess Defined Contribution Plans. These plans are designed to work together with Social Security benefits to provide employees with 30 years of service with retirement income that is approximately 70% of final average pay.

     Company-provided retirement benefits for our employees generally, as a percentage of pay at retirement, exceed those for our named executive officers. To partially narrow this difference, we have the Officers’ Supplemental Retirement Plans, in which Mr. Hambrick is the current participant. The purpose of this plan is to work together with the other retirement plans and Social Security benefits to provide Mr. Hambrick with retirement income after 30 years of service that is approximately 60% of his final average pay.

     Mr. Bogus participates in the Supplemental Retirement Plan for Donald W. Bogus to help make up for the retirement benefits with his former employer that he gave up when he transferred mid-career to Lubrizol in 2000.

     The Pension Plan is discussed in detail in footnote (1) to the “Pension Benefits” table. The Excess Defined Benefit Plans are discussed in detail in footnote (2) to the “Pension Benefits” table. The Officers’ Supplemental Retirement Savings Plans are discussed in detail in footnote (3) to the “Pension Benefits” table. The Employees’ Profit Sharing and Savings Plan is discussed under “Employees’ Profit Sharing and Savings Plan” below. The Supplemental Retirement Plan for Donald W. Bogus and Excess Defined Contribution Plans are discussed under the “Nonqualified Deferred Compensation” table.

Nonqualified Deferred Compensation Plans

     We sponsor the 2005 Executive Council Deferred Compensation Plan and the Senior Management Deferred Compensation Plan.

     The 2005 Executive Council Deferred Compensation Plan covers our top officers including our named executive officers. We offer this plan to help the officers to achieve their share ownership requirement through the elective deferral of up to 90% of their annual incentive pay into share units, which accumulate share dividends and are paid in shares three years after deferral. The plan provides a 25% match on officer deferrals, which is paid in cash when the shares are paid. The purpose of the match is to act as an incentive to the named executive officers to defer their annual incentive pay into Lubrizol common shares and to achieve their ownership requirements. As with other benefits and perquisites, it is subject to periodic review to make sure it is a competitive offering.

     The Senior Management Deferred Compensation Plan covers our top managers including our named executive officers. This plan allows the participants to defer up to 90% of their cash and long-term performance share compensation so that they may further align themselves with our shareholders and have an additional opportunity to save for retirement.

     All of the nonqualified deferred compensation plans are described in detail under the “Nonqualified Deferred Compensation” table.

Welfare Plans

     We offer a health care plan that provides medical, dental and prescription drug coverage for U.S employees. We also offer group life insurance and short- and long-term disability plans that cover all U.S. non-union employees. The purpose of these plans is to provide competitive basic benefits to our employees and to help us attract and retain employees.

     The named executive officers participate in these plans under the same terms as the rest of the participants, except for Mr. Hambrick who participates in the Executive Death Benefit Plan, not the group life insurance plan.

     The purpose of the Executive Death Benefit Plan is to provide continuing life insurance after retirement in consideration of Mr. Hambrick’s service to the company. This plan is described in detail under “Potential Payments Upon Termination or Change in Control” below.

Perquisites

     We provide certain perquisites to the named executive officers.

     We offer executive physicals to the named executive officers and their spouses to help ensure their health and to facilitate early detection of any medical issues. The cost of these physicals is included in their income and is grossed-up for the taxes to encourage them to use the benefit.

     We offer financial planning services to help the named executive officers maintain their focus on the company by minimizing the time they need to spend on financial planning and tax return preparation. The cost is included in their income and is grossed-up for the taxes to encourage them to use the benefit.

     We offer business club memberships to the named executive officers primarily for business purposes. Any personal use of these clubs is paid for by the officers.

     We pay for business-related travel for spouses, which, if included in the executive’s income, is grossed-up for taxes if approved by the chief executive officer.

Employment Agreements

     Each of our named executive officers has an Employment Agreement that provides for payment under specified conditions after a change in control of the company, as described in detail under “Potential Payments Upon Termination or Change in Control” below. We offer these agreements to ensure that the named executive officers continue to act in the best interest of our shareholders in the event that a change in control of the company possibly was to occur. In addition to payment upon a change in control for terminations without cause or for employee terminations for good reason during the three years after a change in control, the agreement provides for payment for employee termination for any reason during a 90-day period starting on the first anniversary of the change of control. The reason for this provision is to provide the officer with a choice of whether to stay with the company after having completed the transition to the new owners.

     Messrs. Cooley, Kirk and Bogus each have Employee Retention Agreements, which we entered into when Mr. Hambrick was named president in 2003. The agreements were offered to help ensure continuity of the top business team and maintain focus on the long-term goals of the company during Mr. Hambrick’s succession to the role of chief executive officer. These agreements are discussed in detail in footnote (2) to the “Outstanding Equity Awards at Fiscal Year-End” below.

     Each of our named executive officers is covered by an Indemnification Agreement that provides for the reimbursement for any legal fees incurred by him in defending a lawsuit brought against him in his capacity as an officer. Indemnification is not provided for willful neglect of duties as an officer. The reason for these agreements is so the named executive officers can focus on running the business to achieve annual and long-term goals without having undue concern about lawsuits in their capacity as officers.

Compensation Recovery Policy

     As previously mentioned, stock options granted under the 2005 Stock Incentive Plan require that any outstanding options will be forfeited if the named executive officer is terminated with cause.

Tax Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of compensation in excess of $1 million paid to specified executive officers of public companies. The committee’s approach with respect to qualifying compensation paid to the named executive officers for tax deductibility purposes is that executive compensation plans generally will be designed and implemented to maximize tax deductibility. However, non-deductible compensation still may be paid to provide the committee with the flexibility to structure executive compensation programs in ways that best promote the interests of Lubrizol and its shareholders. The non-deductible compensation for Mr. Hambrick for 2006 was $621,656 and for Mr. Kirk was $324,817. All the compensation for the other named executive officers for 2006 was deductible by the company.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

     The following table shows the compensation of each named executive officer for the fiscal year ended December 31, 2006.

					Change in
					Pension Value &
				Non-Equity	NonQualified
		Stock	Options	Incentive Plan	Deferred	All Other
Name and Principal		Awards	Awards	Compensation	Compensation	Compensation
Position	Salary ($)	($)(1)	($)(2)	($)(3)	Earnings ($)(4)	($)(5)	Total ($)
J. L. Hambrick	$840,044	$1,289,463	$1,250,183	$9,515,017	$1,799,861	$364,377	$15,058,945
Chairman,
President & CEO
C. P. Cooley	404,626	292,913	271,991	2,195,204	54,694	50,995	3,270,423
Sr. V.P., Treasurer
& CFO
S. F. Kirk	355,935	377,748	248,765	1,968,233	306,823	85,574	3,343,078
Sr. V.P.
D. W. Bogus	355,565	72,770	246,504	1,817,316	128,564	138,743	2,759,462
Sr. V.P.
J. W. Bauer	305,774	170,298	159,252	1,384,083	59,800	33,507	2,112,714
V.P. and General
Counsel
____________________

(1)

This column reflects the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS No. 123R, regarding performance stock units granted for the 2005-2007 and 2006-2008 performance periods pursuant to the long-term incentive program.

Long-Term Incentive Program

     In 2002, the Board of Directors approved a long-term incentive program. Under this program the Organization and Compensation Committee can approve awards for the named executive officers based on a three-year cumulative performance target as selected by the committee. If performance meets the target, the named executive officer would receive 100% payment of their award. The awards are paid in cash, Lubrizol common shares, stock options or any combination thereof as determined by the committee. If the award is payable in common shares, there are no voting or dividend rights associated with the shares until the end of the performance period and payouts, if any, are made. The payout percentage will vary up or down based upon the actual three-year performance. However, the three-year performance must meet a threshold before any payout can be made. The committee has the right in its sole discretion to reduce the amount of this award.

2005-2007 Performance Period

     In February 2005, the committee approved a three-year cumulative EBITDA target for the period of 2005-2007 under which shares will be paid in March 2008 to the named executive officers, assuming the cumulative EBITDA target is met and payment is approved by the committee. The shares are shown in the “Outstanding Equity Awards at Fiscal Year-End” table.

2006-2008 Performance Period

     In December 2005, the committee approved a three-year cumulative EPS target for the period of 2006-2008 under which shares will be paid in March 2009 to the named executive officers, assuming the cumulative EPS target is met and payment is approved by the committee. The shares are shown in the “Outstanding Equity Awards at Fiscal Year-End” table.

(2)

This column reflects the dollar amount recognized for financial statement reporting purposes during 2006 in accordance with SFAS No. 123R for stock options granted to the named executive officers. The assumptions used to determine this amount are those disclosed in Note 16 to the Lubrizol consolidated financial statements for the year ended December 31, 2006, except that for proxy statement purposes the calculation does not take into account any assumption for forfeitures.

2005 and 1991 Stock Incentive Plans

     On April 25, 2005, the shareholders approved the 2005 Stock Incentive Plan. This plan replaced our 1991 Stock Incentive Plan, which was terminated by the Board with respect to future grants effective November 15, 2004. Outstanding grants under the 1991 Plan remain effective subject to their terms.

     The 2005 Stock Incentive Plan allows for grants of incentive and nonstatutory stock options, as well as stock appreciation rights, restricted and nonrestricted stock and stock unit awards. Any of our employees and our subsidiaries’ employees is eligible to be selected to participate in the plan. The plan is administered by the Organization and Compensation Committee, which selects participants and determines the type, amount and dates of awards granted.

     There were 3,030,401 Lubrizol common shares available for grant under the plan as of December 31, 2006. All outstanding options become fully exercisable upon a change in control. Under the 2005 Stock Incentive Plan, the option award requires forfeiture of any outstanding options if the executive officer is terminated for cause.

     The provisions of the 1991 Stock Incentive Plan are the same in all material respects as the 2005 Stock Incentive Plan, except that outstanding option awards are not subject to forfeiture if the executive officer is terminated for cause.

     Lubrizol has never dated a stock option other than its date of grant nor has it ever priced an option using less than the fair market value of Lubrizol common shares on the date of grant.

(3)

This column reflects the amount of cash earned during 2006 under the annual incentive plan and the amount earned during 2006 for the 2004-2006 performance period under the long-term incentive pay program, both of which were paid in 2007.

Annual Incentive Plan

     The annual incentive plan is described in the “Compensation Discussion and Analysis”. Under this plan, if a named executive officer terminates, retires or dies prior to the year of payment, he will not receive a payment from this plan. Payment upon retirement or death after age 55 or upon change in control is described in detail under “Potential Payments Upon Termination or Change in Control”, below.

Long-Term Incentive Program

     The long-term incentive program is described in the “Compensation Discussion and Analysis” and in footnote (1) above.

2004-2006 Performance Period

     In December 2003, the committee approved a three-year cumulative EPS target for the period of 2004-2006 under which cash and, at the discretion of the committee, shares could be paid in lieu of a portion of the cash in February 2007 to the named executive officers. In February 2007, the committee determined actual cumulative EPS exceeded the target and approved the payment of cash and shares. The entire payment is reported in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” since until February 2007 and the action of the committee the entire award was deemed to be a cash award. The shares for the equity portion of the award were issued in February 2007 from the 2005 Stock Incentive Plan and will be shown in the “Options Exercised and Stock Vested” table in next year’s proxy statement.

2003-2005 Performance Period

     In December 2002, the committee approved a three-year cumulative EPS target for the period of 2003-2005 under which cash and shares were to be paid to the named executive officers. Not reflected in any of the tables of this proxy statement, because of the transition to the new proxy statement disclosure regulations promulgated by the Securities and Exchange Commission in 2006, is the payment of non-equity compensation for the 2003-2005 performance period. In February 2006, the committee approved payments for this program after having determined that the three-year cumulative earnings per share target had been met. In March 2006, the cash portion of this award was payable as follows: Mr. Hambrick - $627,047; Mr. Cooley - $463,007; Mr. Kirk - $382,268; Mr. Bogus - $368,413 and Mr. Bauer - $281,293. The payment in 2006 of the equity portion of this award is shown below in the “Options Exercised and Stock Vested” table.

(4)

This column reflects the aggregate change in the actuarial present value of the named executive officers’ accumulated pension benefit under the Pension Plan, the 2005 Excess Defined Benefit Plan and the Officers’ Supplemental Retirement Plan. These plans are described in detail under the “Pension Benefits” table.

(5)

This column reflects our contributions to the Employees’ Profit Sharing and Savings Plan for these executives, including accruals to the related 2005 Excess Defined Contribution Plan, for the 2006 fiscal year.

     This column also reflects our contributions and dividends credited to the officers’ accounts in the Executive Council Deferred Compensation Plan, 2005 Executive Council Deferred Compensation Plan and Supplemental Retirement Plan for Donald W. Bogus for the 2006 fiscal year.

     This column also reflects our payment of: taxes on behalf of the officer relating to the use of financial planning services and annual physicals; the dollar value of any insurance premiums paid by the company with respect to life insurance for the benefit of the named executive officers; the incremental cost to the company of business club memberships, which are available for personal use; annual physicals for the executive and the spouse, the cost of which is included in the named executive officers’ incomes; financial planning, the cost of which is included in the named executive officers’ incomes; the cost of spousal travel for business-related purposes; and the incremental cost to the company for personal use of sports and other entertainment tickets that are purchased by the company for business use, when the tickets are not used for client entertainment purposes.

GRANTS OF PLAN-BASED AWARDS

     The following table shows plan-based awards that were made under the Annual Incentive Plan for fiscal year 2006. The award was made in December 2005. Payment under this award was approved at the February 19, 2007 committee meeting and is reflected in the “Summary Compensation Table.” There were no stock option awards in 2006 nor were there any awards under any equity-based incentive plan or other non-equity based incentive plan.

		Estimated Possible Payouts under
		Non-Equity Incentive Plan Awards
	Grant	Threshold	Target	Maximum
Name	Date	($)	($)	($)
J. L. Hambrick	12/12/05	$416,657	$833,313	$1,666,626
C. P. Cooley	12/12/05	120,003	240,006	480,012
S. F. Kirk	12/12/05	122,504	245,008	490,017
D. W. Bogus	12/12/05	122,504	245,008	490,017
J. W. Bauer	12/12/05	75,001	150,002	300,004

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table shows outstanding equity awards for each named executive officer as of December 31, 2006. The dollar values in this table are based on the 2006 year-end closing price of Lubrizol common shares of $50.13.

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan	Equity
								Awards:	Incentive
								Number of	Plan Awards:
						Number	Market	Unearned	Market or
						of Shares	Value of	Shares,	Payout Value
	Number of	Number of				or Units	Shares	Units or	of Unearned
	Securities	Securities				of Stock	or Stock	Other	Shares, Units
	Underlying	Underlying	Option			That	That	Rights	or Other
	Unexercised	Unexercised	Exercise	Market	Option	Have Not	Have Not	That Have	Rights That
	Options (#)	Options (#)	Price	Price	Expiration	Vested	Vested	Not Vested	Have Not
Name	Exercisable	Unexercisable	($)(1)	($)(1)	Date	(#)(2)	($)	(#)(3)	Vested ($)
J. L. Hambrick	16,500	—	$28.125	$27.875	3/27/10	—	—	—	—
	16,500	—	30.365	30.700	3/26/11	—	—	—	—
	16,500	—	30.365	30.700	3/26/11	—	—	—	—
	16,500	—	34.075	33.770	3/25/12	—	—	—	—
	81,950	81,950	39.440	40.360	4/25/15	—	—	—	—
	71,850	71,850	43.065	43.050	12/12/15	—	—	—	—
	—	—	—	—	—	—	—	40,000	$2,005,200
	—	—	—	—	—	—	—	17,500	877,275
C. P. Cooley	5,500	—	29.881	21.563	3/22/09	—	—	—	—
	5,695	—	28.125	27.875	3/27/10	—	—	—	—
	27,000	—	30.365	30.700	3/26/11	—	—	—	—
	27,000	—	30.365	30.700	3/26/11	—	—	—	—
	27,000	—	34.075	33.770	3/25/12	—	—	—	—
	2,036	—	34.075	33.770	3/22/09	—	—	—	—
	17,600	17,600	39.440	40.360	4/25/15	—	—	—	—
	15,750	15,750	43.065	43.050	12/12/15	—	—	—	—
	—	—	—	—	—	15,000	$751,950	—	—
	—	—	—	—	—	—	—	8,600	431,118
	—	—	—	—	—	—	—	3,800	190,494
S. F. Kirk	1,014	—	30.365	30.700	3/26/11	—	—	—	—
	27,000	—	30.365	30.700	3/26/11	—	—	—	—
	6,672	—	34.075	33.770	3/22/09	—	—	—	—
	5,390	—	30.175	30.160	3/22/09	—	—	—	—
	14,750	14,750	39.440	40.360	4/25/15	—	—	—	—
	15,100	15,100	43.065	43.050	12/12/15	—	—	—	—
	—	—	—	—	—	15,000	751,950	—	—
	—	—	—	—	—	—	—	7,200	360,936
	—	—	—	—	—	—	—	3,700	185,481
D. W. Bogus	16,500	—	34.075	33.770	3/25/12	—	—	—	—
	14,350	14,350	39.440	40.360	4/25/15	—	—	—	—
	15,100	15,100	43.065	43.050	12/12/15	—	—	—	—
	—	—	—	—	—	15,000	751,950	—	—
	—	—	—	—	—	—	—	7,000	350,910
	—	—	—	—	—	—	—	3,700	185,481
J. W. Bauer	6,000	—	37.781	37.688	3/23/08	—	—	—	—
	8,500	—	34.075	33.770	3/25/12	—	—	—	—
	10,250	10,250	39.440	40.360	4/25/15	—	—	—	—
	9,250	9,250	43.065	43.050	12/12/15	—	—	—	—
	—	—	—	—	—	—	—	5,000	250,650
	—	—	—	—	—	—	—	2,200	110,286
____________________

(1)

For options awarded prior to December 12, 2006, the option exercise price is the average of the high and low prices of Lubrizol common shares on the date of grant. For options awarded on or after December 12, 2006, the option exercise price is the closing price of Lubrizol common shares on the date of grant. The market price shown in the table is the closing price of Lubrizol common shares on the date of grant.

(2)

For Messrs. Cooley, Kirk and Bogus, this column shows the number of shares that will be paid pursuant to their Employment Retention Agreements if they remain employed by Lubrizol until January 1, 2008. Under these agreements, 15,000 common shares will be paid to the named executive officer if he remains employed by Lubrizol until January 1, 2008. In addition, the agreement for Mr. Kirk provides for participation in the Executive Death Benefit Program and the 2005 Officers’ Supplemental Retirement Plan at the later of January 1, 2008 or age 60, provided that he is still employed by Lubrizol on that date. Mr. Bogus’ agreement provides for participation in the Executive Death Benefit Program. His agreement also provides for participation in the 2005 Officers’ Supplemental Retirement Plan with a guaranteed payment of at least $50,000 at age 61, $100,000 at age 62, $150,000 at age 63, $200,000 at age 64 and $250,000 at age 65, provided he is still employed by Lubrizol as of those dates. Upon a change in control prior to January 1, 2008, the shares listed in these agreements will be issued to the named executive officer if (A) he is terminated prior to the earlier of January 1, 2008 or the third anniversary of the change in control for other than good cause or if he terminates during this time frame for good reason, or (B) if he terminates for any reason during the 90-day period beginning on the first anniversary of the change in control.

(3)

Awards of performance share units under the long-term incentive program vest upon the achievement of the performance measure at the end of the three-year performance period for the individual award. This column shows the outstanding awards that had not yet vested as of December 31, 2006. The award for the 2005-2007 performance period will vest if performance is achieved and upon approval of the committee at its February 2008 meeting. The award is reported in this table as paying at target. The award for the 2006-2008 performance period will vest if performance is achieved and upon approval of the committee at its February 2009 meeting. The award is reported in this table as paying at threshold. The market value for each of these awards is based on using the closing price of $50.13 for Lubrizol common shares on December 29, 2006.

OPTION EXERCISES AND STOCK VESTED

     The following table shows option exercises and stock vested for the named executive officers during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards (1)
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
Name	on Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)
J. L. Hambrick	11,000	$ 196,469	8,616	$375,916
C. P. Cooley	6,000	55,590	6,362	277,574
S. F. Kirk	43,410	607,266	5,253	229,188
D. W. Bogus	—	—	5,062	220,855
J. W. Bauer	14,000	200,422	3,865	168,630
____________________

(1)

These columns reflect the shares that vested during 2006 pursuant to the award of share units under the long-term incentive program for the 2003-2005 performance period. The committee approved the payout of the shares at its February 20, 2006 meeting. February 20, 2006 was a holiday. Therefore, the value realized on vesting is based on the closing price of Lubrizol common shares on February 21, 2006 of $43.63.

PENSION BENEFITS

     The following table shows the pension benefit information for the named executive officers as of December 31, 2006. No payments were made to any of the named executive officers during 2006. We do not grant extra years of service under any of the pension benefit plans.

		Number
		of Years of	Present Value
		Credited	of Accumulated
Name	Plan Name	Service (#)	Benefit ($)
J. L. Hambrick	Pension Plan (1)	28	$479,567
	Excess Defined Benefit Plans (2)	28	1,286,593
	Officers’ Supplemental Retirement Plans (3)	28	2,783,545
C. P. Cooley	Pension Plan (1)	9	140,778
	Excess Defined Benefit Plans (2)	9	200,887
S. F. Kirk	Pension Plan (1)	30	708,968
	Excess Defined Benefit Plans (2)	30	996,367
D. W. Bogus	Pension Plan (1)	7	188,748
	Excess Defined Benefit Plans (2)	7	228,112
J. W. Bauer	Pension Plan (1)	21	363,937
	Excess Defined Benefit Plans (2)	21	310,427
____________________

     Our actuarial assumptions used to determine the present value of the accumulated benefit at December 31, 2006 were as follows: the measurement date is December 31; the discount rate is 6.25%; and the rate of compensation increases is 4.30% for the qualified Pension Plan and 3.94% for the nonqualified Excess Defined Benefit Plans and the Officers’ Supplemental Retirement Plans.

(1)	Pension Plan

     We have the Pension Plan, a qualified defined benefit plan for non-union employees, including the executive officers. Benefits under the Pension Plan are based on a final average pay formula or a career average pay formula, whichever produces the higher benefit to the employee. The final average pay formula is (28.5% of final average pay + 15% of final average pay in excess of Social Security covered compensation level) multiplied by credited service (up to 30 years) divided by 30.

     Final average pay is an average of an employee’s highest five consecutive years out of the last 10 years of pay. Pay for the plans consists of base salary (unreduced for elective before-tax savings contributions and before-tax cafeteria plan contributions), bonus, overtime pay, shift premium differentials, vacation and holiday pay, paid annual variable compensation and long-term disability benefits.

     The career average pay formula is 1.35% of credited average compensation multiplied by credited service (no maximum). Credited average compensation is pay, as described above, for each year of service.

     Both the final average pay formula and the career average pay formula provide a benefit at age 65, the normal retirement age, in a 10-year certain and life annuity form of benefit. Other payment options available to all employees are a joint and 100% or 50% survivor annuity, a 15-year certain and life annuity and a life annuity. Employees hired before February 1, 1984 may also elect a lump sum payment option. Each of the payment options are the actuarial equivalent of the 10-year certain and life annuity.

     Normal retirement age is age 65, but full unreduced benefits are payable at age 62. Employees who retire on or after age 55 may begin their benefit immediately with a 3% reduction in the benefit for every year prior to age 62 that the benefit begins.

     Employees become 100% vested in their benefit at age 55, after five years of service or death. Employees who are eligible for a lump sum payment option and who terminate with a vested benefit prior to age 55 may elect to take an immediate actuarially reduced distribution in any form of payment option available.

     If the employee dies prior to receiving the benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. This benefit is fully subsidized by Lubrizol.

(2)	Excess Defined Benefit Plans

     The 2005 Excess Defined Benefit Plan, a nonqualified defined benefit plan, provides highly paid employees with the portion of their retirement benefits not payable from the qualified Pension Plan because of tax law limitations and/or as a result of deferrals into a nonqualified deferred compensation plan. The benefit formulae are the same as under the Pension Plan. The definition of pay is the same as under the Pension Plan except that for the Excess Defined Benefit Plan the pay includes cash deferred under the deferred compensation plans.

     Both the final average pay formula and the career average pay formula provide a benefit at age 65, the normal retirement age, in a 10-year certain and life annuity form of benefit. The plan automatically pays the actuarial equivalent of the normal benefit in a single lump sum payment paid the later of six months following the separation from service or 30 days following the calendar year in which the participant separated from service. At least 12 months prior to the distribution, the participant may elect to receive distribution in the form of a 10-year certain and life annuity, a joint and 50% or 100% survivor annuity or a single lump sum payment, each payable five years after the original distribution date. This plan uses the same actuarial factors as the Pension Plan.

     Normal retirement age is age 65, but full unreduced benefits are payable at age 62. Employees who retire on or after age 55 may begin their benefit immediately with a 3% reduction in the benefit for every year prior to age 62 that the benefit begins.

     Employees become 100% vested in their benefit at the earliest of age 55, five years of service or death. Employees who terminate when they have a vested benefit prior to age 55 may take an immediate actuarially reduced lump sum payment if they were hired prior to February 1, 1984.

     If the employee dies prior to receiving the benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. This benefit is fully subsidized by Lubrizol.

     The Excess Defined Benefit Plan, which applies to benefits accrued prior to January 1, 2005, has the same provisions as the 2005 Excess Defined Benefit Plan except that payment is made automatically in the form of a 10-year certain and life annuity commencing 30 days following the separation from service. The named executive officer may elect within 30 to 90 days prior to distribution to instead have his accrued benefit paid in the form of a 50% or 100% joint and survivor annuity, or if hired prior to February 1, 1984, a single lump sum payment payable within 30 days after the separation from service or within 30 days following the end of the calendar year in which the separation from service occurred.

(3)	Officers’ Supplemental Retirement Plans

     We maintain the 2005 Officers’ Supplemental Retirement Plan, a nonqualified defined benefit plan, in which Mr. Hambrick is the current participant. The benefit is 2% of final average pay multiplied by up to 30 years of service. Final average pay under this plan is the average of the highest three consecutive years of pay during the last 10 years. The definition of pay is the same as under the Pension Plan except that for the 2005 Officers’ Supplemental Retirement Plan, the pay includes cash deferred under the deferred compensation plans.

     The plan computes benefits on the basis of a 10-year certain and life annuity. Benefits are reduced for Social Security and payments made under the Pension Plan, the Excess Defined Benefit Plans, the Excess Defined Contribution Plans and any other Lubrizol-provided benefit under any other qualified or nonqualified plan. The plan automatically pays the actuarial equivalent of the normal benefit in a single lump sum payment paid the later of six months following the separation from service or 30 days following the calendar year in which the participant separated from service. If the participant is at least age 55 upon separation from service, at least 12 months prior to the distribution the participant may elect to receive distribution in the form of a 10-year certain and life annuity, a joint and 50% or 100% survivor annuity, annual installments of up to 10 payments or a single lump sum payment, each payable five years after original distribution date. This plan uses the same actuarial factors as the Pension Plan.

     Normal retirement age is age 65, but full unreduced benefits are payable at age 62. Participants who separate from service on or after age 55 may begin their benefit immediately with a 3% reduction in the benefit for every year prior to age 62 that the benefit begins.

If the participant dies prior to receiving the benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. This benefit is fully subsidized.

     The Officers’ Supplemental Retirement Plan, which applies to benefits accrued prior to January 1, 2005, has the same provisions as the 2005 Officers’ Supplemental Retirement Plan except that payment is made automatically in the form of a 10-year certain and life annuity commencing 30 days following the separation from service. The named executive officer may elect within 30 to 90 days prior to distribution to instead have his accrued benefit paid in the form of a 50% or 100% joint and survivor annuity payable commencing 30 days following the separation from service, a single lump sum payment payable within 30 days after the separation from service or within 30 days following the end of the calendar year in which the separation from service occurred or in up to 10 annual installments.

NONQUALIFED DEFERRED COMPENSATION

     The following table shows by plan the contributions, earnings, aggregate withdrawals or distributions and balances made to the Excess Defined Contribution Plans, the Senior Management Deferred Compensation Plan, the Deferred Compensation Plan for Officers, the 2005 Executive Council Deferred Compensation Plan, the Executive Council Deferred Compensation Plan and the Supplemental Retirement Plan for Donald W. Bogus during the year ended December 31, 2006.

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings in	Distributions	Balance at Last
Name	in Last FY ($)	in Last FY ($)	Last FY ($)	($)	FYE ($)
J. L. Hambrick	$—	$35,472	$5,327	$—	$70,695	(1)
	357,722	—	111,542	—	914,637	(2)
	—	—	45,127	—	328,870	(3)
	818,500	204,625	172,839	—	1,195,964	(4)
	—	—	86,580	—	562,221	(5)
Total	$1,176,222	$240,097	$421,415	$—	$3,072,387

C. P. Cooley	$—	$12,413	$3,840	$—	$62,268	(1)
	532,332	—	34,852	—	829,741	(2)
	—	—	74,171	57,259	758,333	(3)
	—	—	94,873	—	616,070	(5)
Total	$532,332	$12,413	$207,736	$57,259	$2,266,412

S. F. Kirk	$—	$10,908	$4,574	$—	$97,002	(1)
	361,106	—	56,486	—	705,208	(2)
	—	—	84,517	—	1,236,325	(3)
	143,000	35,750	30,197	—	208,947	(4)
	—	—	29,850	202,807	209,784	(5)
Total	$504,106	$46,658	$205,624	$202,807	$2,457,266

D. W. Bogus	$—	$10,519	$5,380	$—	$40,140	(1)
	—	—	67,633	—	597,851	(3)
	247,000	61,750	52,158	—	360,908	(4)
	—	—	145,447	—	944,485	(5)
	—	21,900	29,787	—	195,657	(6)
Total	$247,000	$94,169	$300,405	$—	$2,139,041

J. W. Bauer	$—	$6,553	$6,382	$—	$74,681	(1)
	245,606	—	15,489	—	288,843	(2)
	—	—	8,644	—	74,834	(3)
	—	—	1,174	12,488	8,607	(5)
Total	$245,606	$6,553	$31,689	$12,488	$446,965

____________________

(1)	Excess Defined Contribution Plans

(2)	Senior Management Deferred Compensation Plan

(3)	Deferred Compensation Plan for Officers

(4)	2005 Executive Council Deferred Compensation Plan

(5)	Executive Council Deferred Compensation Plan

(6)	Supplemental Retirement Plan for Donald W. Bogus

EXCESS DEFINED CONTRIBUTION PLANS

     The 2005 Excess Defined Contribution Plan provides highly paid employees with the portion of the profit sharing contribution that cannot be contributed to the Employees’ Profit Sharing and Savings Plan, a qualified defined contribution plan, because of tax law limitations and/or as a result of deferrals into a nonqualified deferred compensation plan. This plan also provides participants with a portion of the company match that cannot be contributed to the qualified Employees’ Profit Sharing and Savings Plan as a result of deferrals into a nonqualified deferred compensation plan. The investment funds in this plan are the same as in the qualified Employees’ Profit Sharing and Savings Plan. Upon a separation from service, the participant will receive a single lump sum cash payment payable the later of six months after the separation or 30 days following the calendar year in which the separation occurred. The participant may elect instead to receive the balance of his account in a single lump sum payment payable five years following the original distribution date or in annual installments of up to 10 payments, the first of which will be paid five years after the original distribution date. Benefits are vested 33% after one year of service, 66% after two years of service and 100% after three years of service, at age 55, upon disability or death, whichever is earliest. If a participant dies, payment will be made to the participant’s beneficiary.

     The Excess Defined Contribution Plan, which applies to benefits accrued prior to January 1, 2005, has the same provisions as the 2005 Excess Defined Contribution Plan except that payment is made automatically in the form of a single lump sum payment payable within 30 days following separation from service. The participant may elect within 30 to 90 days prior to distribution to instead have his account balance paid in the form of a single lump sum payment payable within 30 days following the end of the calendar year in which the separation from service occurred or up to 10 annual installments.

SENIOR MANAGEMENT DEFERRED COMPENSATION PLAN/
DEFERRED COMPENSATION PLAN FOR OFFICERS

     Under the Senior Management Deferred Compensation Plan, senior management may elect to defer up to 90% of their base pay, annual incentive pay, long-term incentive pay payable in cash and any compensation payable in shares. The participant may elect to invest in a number of cash investment accounts designated by the Organization and Compensation Committee and a share unit account. The cash investment accounts mirror the investment funds and investment returns provided under the Employees’ Profit Sharing and Savings Plan, a qualified defined contribution plan. The participant may elect to transfer his investment funds daily, the same as under the Employees’ Profit Sharing and Savings Plan.

     The number of share units credited to the share unit account is based on the closing price of Lubrizol common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on Lubrizol common shares.

     Prior to the year of deferral, a participant can elect payment at a specified date, or between six and 12 months after separation from service. They can elect to receive payment in the form of a single lump sum payment, periodic payments over a period of up to 20 years or a lump sum followed by periodic payments over a period of up to 20 years. At least 12 months prior to a distribution, a participant may make an election to change the payment date or form of payment provided that the distribution occurs at least five years after the original date of distribution.

     The committee may accelerate the distribution of part or all of one or more of a participant’s accounts for reasons of a severe financial hardship that cannot be met using other resources. If a participant dies, payment will be made to the participant’s beneficiary. For all distributions, cash will be paid with respect to the cash accounts and Lubrizol common shares will be issued equal to the number of share units in the participant’s Lubrizol share unit account.

     The Deferred Compensation Plan for Officers, which applies to deferrals prior to January 1, 2005, has the same provisions as the Senior Management Deferred Compensation Plan except for the payment provisions. Under this plan, the participant may receive payment between one and 12 months after separation from service in the form of a lump sum payment or in periodic payments over a period of up to 10 years. Between 30 and 90 days prior to separation from service, the participant may change the payment method. A participant may elect at the time of deferral to receive payment in a lump sum while still employed.

EXECUTIVE COUNCIL DEFERRED COMPENSATION PLANS

     Under the 2005 Executive Council Deferred Compensation Plan, executive officers may defer up to 90% of their annual incentive pay. Deferred amounts are converted into share units based on the average closing price of Lubrizol common shares for each of the 10 consecutive trading days commencing on the fourth business day following the release of earnings for the year in which the annual incentive pay is earned. Lubrizol matches 25% of the amount deferred. Additional share units are credited for quarterly dividends paid on Lubrizol common shares. At the end of the deferral period, which is at least three years, Lubrizol shares are issued in a single lump sum equal to the number of share units in the participant’s account. For units attributable to match, the distribution will be made in cash based on the closing price of Lubrizol common shares on the date the account becomes payable; otherwise they will be paid in shares. These share units will be paid in cash at the end of three years, unless further deferred. A participant may elect at least 12 months prior to a distribution to change the date of that distribution to another in-service year or six months after the participant has separated from service, provided that the new distribution date is at least five years after the original distribution date. The Organization and Compensation Committee may accelerate the distribution of part or all of one or more of a participant’s accounts for reasons of an unforeseeable emergency (as defined by U.S. Treasury Department regulations) that cannot be met using other resources. If a participant dies, payment will be made to the participant’s beneficiary. The balance of the deferred share units payable in shares for Messrs. Hambrick, Cooley, Kirk, Bogus and Bauer as of January 31, 2007 are included in “Deferred Share Units” under the “Security Ownership of Director, Executive Officers and Large Beneficial Owners” table.

     The Executive Council Deferred Compensation Plan, which applies to deferrals prior to January 1, 2005, has the same provisions as the 2005 Executive Council Deferred Compensation Plan except for the payment provisions. Under this plan, the participant may elect at least 12 months prior to a distribution to change the date of the distribution to another in-service year or upon separation from service.

SUPPLEMENTAL RETIREMENT PLAN FOR DONALD W. BOGUS

     Under the Supplemental Retirement Plan for Donald W. Bogus, a nonqualified deferred compensation retirement plan, 500 share units are credited to an account each April 1st until Mr. Bogus’ retirement from Lubrizol. The account also is credited with additional share units for quarterly dividends paid on Lubrizol shares. Upon a change in control or at the time of Mr. Bogus’ death, if still employed, this plan will be credited with a number of share units equal to the difference of 6,000 and the current balance. Six months after his separation from service, Mr. Bogus will receive his plan balance in a single lump sum payment, payable in cash or common shares as he elects. Any cash amount will be determined by multiplying the number of share units by the closing price of Lubrizol common shares on the date of his separation from service. For units credited after January 1, 2004, the distribution will be made in cash only. If Mr. Bogus dies prior to separation from service, his plan balance will be paid to his surviving spouse. The balance of the share units payable in shares for Mr. Bogus as of January 31, 2007 is included in “Deferred Share Units” under the “Security Ownership of Director, Executive Officers and Large Beneficial Owners” table.

EMPLOYEES’ PROFIT SHARING AND SAVINGS PLAN

     We have the Employees’ Profit Sharing and Savings Plan, a qualified defined contribution plan for employees, which includes the named executive officers. Each year, the Board of Directors determines the portion of Lubrizol profits that will be contributed to the plan. Profit-sharing contributions are allocated to employees’ accounts based on their pay. Pay consists of base salary (unreduced for elective before-tax savings contributions and before-tax cafeteria plan contributions), bonus, overtime pay, shift premium differentials, vacation and holiday pay, paid annual variable compensation and long-term disability benefits.

     In addition, employees, including the named executive officers, may contribute up to 75% of their pay to the plan as a before-tax contribution. Lubrizol matches 50% of the employee’s before-tax contributions up to 6% of the employee’s pay. Employees also may make after-tax contributions subject to an overall limit of 75% of pay for their total before-tax and after-tax contributions.

     Employees direct the investment of their contributions, the company match and profit-sharing contribution among a Lubrizol common share fund and 13 other funds with a range of investment characteristics.

     Employees vest in profit-sharing and matching contributions at a rate of 33% per year of service. They become 100% vested at age 55 or upon death regardless of the number of years of service they have. The plan allows distribution of an employee’s vested account balance after retirement, death or other termination of employment. Each of the named executive officers is fully vested in his profit-sharing and matching contributions.

     Upon the death of the participant, the account balance becomes payable to the surviving spouse or other designated beneficiary.

     Distributions are paid in a lump sum, partial payments or monthly, quarterly or annual installments over a fixed period of time as elected by the participant.

     The account balances in this plan as of December 31, 2006 of the named executive officers were: Mr. Hambrick, $1,348,917; Mr. Cooley, $457,791; Mr. Kirk, $923,311; Mr. Bogus, $342,361; and Mr. Bauer, $165,501.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     The following discussion and tables show the special payments (payments other than the normal payments under the plans described above) that would be triggered by various termination and change in control scenarios for our named executive officers.

VOLUNTARY TERMINATION PRIOR TO AGE 55

     There are no special payments under any of the plans described above that would be triggered upon a voluntary termination other than for Mr. Hambrick who was hired prior to February 1, 1984, and therefore, is eligible for a lump sum payment option. The lump sum assumptions in effect for 2006 result in a slightly higher pension payment than that obtained using the assumptions for financial statement purposes, which is what is shown in the “Pension Benefits” table above. The additional payment Mr. Hambrick would receive if he had terminated employment on December 31, 2006 is $180,101.

RETIREMENT AT AGE 65

     Upon retirement at age 65, the named executive officer’s stock options would fully vest and he would have the rest of the option term to exercise the options.

     The named executive officer would be able to use the financial planning award granted in the year of retirement under the Financial Planning Program during the year after his retirement.

     Under the long-term incentive program, the named executive officer would receive payment at the end of the three-year performance period based on the number of full months that elapsed since the date of his award to his retirement, assuming the performance threshold was met and the committee approved payment.

     Since none of the named executive officers has reached age 65, the tables below do not contain an age 65 column.

EARLY RETIREMENT AT AGE 55 BUT LESS THAN 65

     The Pension Plan provides for early retirement subsidized reduction factors under the Pension Plan for all participants who retire on or after age 55 but prior to age 65. Messrs. Kirk and Bogus are currently over age 55 and are eligible for these subsidized early retirement reduction factors.

     The named executive officer would be able to use the financial planning award granted in the year of retirement under the Financial Planning Program during the year after his retirement. The tables below show the maximum amount of the award he could use plus gross-up assuming he retired on December 31, 2006 and had not used any award for 2006.

     Under the long-term incentive program, the named executive officer would receive payment at the end of the three-year performance period based on the number of full months that elapsed since the date of his award to his retirement, assuming the performance threshold was met and the committee approved the payment. Assuming Messrs. Kirk and Bogus retired on December 31, 2006, their respective tables below show the value of the estimated payment in shares under the long-term incentive program.

     Since only Messrs. Kirk and Bogus have reached age 55, their tables are the only ones that contain an age 55 column.

DEATH

     Upon death, the named executive officer’s stock options would become fully vested and his estate would have one year to exercise the options. The tables below show the income to the estate assuming the named executive officer died on December 31, 2006 and his estate exercised all his options that became fully vested upon death using the year-end closing price of Lubrizol common shares of $50.13.

     The named executive officer’s family would be able to use the financial planning award granted in the year of death under the Financial Planning Program during the year after his death. The tables below show the maximum amount of the award the family could use plus gross-up assuming the named executive officer died on December 31, 2006 and had not used any award for 2006.

     Under the long-term incentive program, the named executive officer’s beneficiary would receive at the end of the three-year performance period payment based on the number of full months that elapsed since the date of his award to his death, assuming the performance threshold was met and the committee approved payment. Assuming the named executive officer died on December 31, 2006, the tables below show the value of the estimated payment in shares under the long-term incentive program.

INVOLUNTARY TERMINATION WITHOUT CAUSE

     There are no special payments under any of the plans described above that would be triggered upon an involuntary termination without cause, other than the lump sum pension payment for Mr. Hambrick described under “Voluntary Termination prior to Age 55”.

INVOLUNTARY TERMINATION WITH CAUSE

     There are no special payments under any of the plans described above that would be triggered upon an involuntary termination with cause, other than the lump sum pension payment for Mr. Hambrick described under “Voluntary Termination prior to Age 55”.

CHANGE IN CONTROL

Definition of Change in Control

     Change in control for purposes of the Employment Agreements, the Officers’ Supplemental Retirement Plan, the 2005 Officers’ Supplemental Retirement Plan, the 1991 and 2005 Stock Incentive Plans and the Supplemental Retirement Plan for Donald W. Bogus is defined as:

  the merger, consolidation or reorganization of Lubrizol into or with another corporation, which results in less than a majority of the voting power in the new corporation being held by Lubrizol shareholders;

  the sale of all or substantially all of Lubrizol’s assets to another corporation;

  the filing of a report with the Securities and Exchange Commission disclosing that any person has become the beneficial owner of at least 20% of Lubrizol common shares;

  the filing of a report with the Securities and Exchange Commission that a change in control of Lubrizol has occurred; or

  the termination during any two-year period of a majority of the directors.

Long-Term Incentive Program

     Under the long-term incentive program, upon a change in control, the named executive officers would receive the number of pro-rata common shares determined as follows:

1.	No payout if 12 months has not elapsed since the date of the award.

2.	If more than 12 months has elapsed since the date of the award:

	(a)	Determine the measurement growth rate for each full year that has elapsed in the three-year period as of the date of the change in control.

(b)

The three-year cumulative measurement growth will be imputed as either the one-year measurement growth (if the change in control occurs during the second year) or the two-year cumulative measurement growth (if the change in control occurs during the third year).

	(c)	Payout is then pro-rated based on number of full months that have elapsed since the date of the award.

     Assuming the change in control occurred on December 31, 2006, the tables below show the value of the number of shares the named executive officer would receive under the long-term incentive program using the year-end closing price of Lubrizol common shares of $50.13.

1991 and 2005 Stock Incentive Plans

     Under the 1991 and 2005 Stock Incentive Plans, any unvested options would become immediately vested. The tables show the income earned assuming the change in control occurred on December 31, 2006 and the named executive officer exercised all of his previously unvested options using the year-end closing price of Lubrizol common shares of $50.13.

Employment Agreement

     Each of the named executive officers has an Employment Agreement, which provides that upon a change in control the executive officer is entitled to continue in employment with the same pay and benefits for three years. The tables below show as severance the value of three year’s of continued employment at the same pay and benefits for the named executive officers.

Annual Incentive Plan

     A change in control for purposes of the annual incentive plan is defined as:

  the acquisition by any person or group of more than 50% of Lubrizol common shares;

  the acquisition by any person or group during a 12-month period of more than 40% of Lubrizol’s assets;

  the acquisition by any person during a 12-month period of 35% or more of Lubrizol common shares; or

  the termination during any 12-month period of a majority of the directors.

     Under the annual incentive plan, upon a change in control, the named executive officer would receive an award that would be based on the accrual as of the date of the change in control and paid within 30 days. Assuming the change in control occurred on December 31, 2006, the tables below show the amount the named executive officer would receive under the annual incentive plan.

TERMINATION WITHOUT CAUSE UPON A CHANGE IN CONTROL

     Upon termination without cause after a change in control, the named executive officer would receive the payments described above under “Change in Control”, with the exception of the named executive officer’s Employment Agreement.

     Under the Employment Agreements upon termination without cause after a change in control, the named executive officer would receive a severance payment equal to three times his annual salary based on the highest amount of annual salary he had ever received as a Lubrizol employee; three times the highest annual incentive payment he ever received; three years’ accrual under the Pension Plan, 2005 Excess Defined Benefit Plan and 2005 Officers’ Supplemental Retirement Plan; three years’ worth of profit-sharing contributions under the Employees’ Profit Sharing and Savings Plan and 2005 Excess Defined Contribution Plan; three years of company match at the highest rate under the Employees’ Profit Sharing and Savings Plan; three years of COBRA premiums; three years of executive physicals for he and his spouse; three years of business club membership dues; premiums for three years of life insurance coverage; three years of financial planning; and three years of long-term disability premiums. In addition, if the payment under his Employment Agreement, plus other payments under the long-term incentive program and the annual incentive plan qualified as “excess parachute payments” under Section 280G of the Code, Lubrizol would pay the excise tax that is grossed-up for taxes. The tables below show the named executive officer’s income under the Employment Agreement assuming the change in control and the termination without cause occurred on December 31, 2006.

     The Employment Agreement imposes a one-year noncompete obligation if payment under the agreement is triggered by termination without cause upon a change in control.

TERMINATION WITH CAUSE AFTER A CHANGE IN CONTROL

     Upon termination with cause after a change in control, the named executive officer would receive the payments described above under “Change in Control”, with the following exceptions:

  no payment would be made under the Employment Agreement; and

  under the 2005 Stock Incentive Plan, the officer would forfeit his options that were granted on and after April 25, 2005.

     The following table shows the amounts payable under different termination scenarios for Mr. Hambrick.

			Termination	Termination
			Without Cause	With Cause
		Change in	Upon a Change	Upon a Change
Payment Type	Death ($)	Control ($)	in Control ($)	in Control ($)
Stock Options	$1,383,665	$1,383,665	$1,383,665	$—
Long-Term Incentive Program Shares	2,882,475	2,882,475	2,882,475	2,882,475
Financial Planning	9,752	—	—	—
Annual Incentive Pay	862,479	862,479	862,479	862,479
Severance	—	—	10,051,918	—
Excise Tax Gross-Up	—	—	5,073,103	—
Life Insurance Benefit (1)	2,083,000	—	—	—
Pension Plan	—	—	180,101	180,101
Total	$7,221,371	$5,128,619	$20,433,741	$3,925,055
____________________

(1)

This is the benefit payable to Mr. Hambrick’s beneficiary under the Executive Death Benefit Plan assuming he died on December 31, 2006. This plan provides for payment of 250% of Mr. Hambrick’s base salary as of October 2005 if he dies prior to age 70. From 70 to age 75, the payment would be 150% and over age 75 the payment would be 100%. If Mr. Hambrick retires between 55 and 65, the plan provides for payment of 250% of his base salary as of October 2005 if he dies during the first five years after retirement, 150% if he dies during years six through 10 after retirement and 100% if he dies 11 years or more after retirement.

      The following table shows the amounts payable under different termination scenarios for Mr. Cooley.

			Termination	Termination
			Without Cause	With Cause
		Change in	Upon a Change	Upon a Change
Payment Type	Death ($)	Control ($)	in Control ($)	in Control ($)
Stock Options	$299,418	$299,418	$299,418	$—
Long-Term Incentive Program Shares	621,612	621,612	621,612	621,612
Financial Planning	9,752	—	—	—
Annual Incentive Pay	252,007	252,007	252,007	252,007
Severance	—	—	3,434,187	—
Excise Tax Gross-Up	—	—	1,570,049	—
Retention Shares (1)	—	—	751,950	—
Total	$1,182,789	$1,173,037	$6,929,223	$873,619
____________________

(1)	Assuming Mr. Cooley was terminated without cause on December 31, 2006 after a change in control, he would receive 15,000 common shares pursuant to his retention agreement. The table shows the value of these shares as of December 31, 2006 based on the year-end closing price of Lubrizol common shares of $50.13.

The following table shows the amounts payable under different termination scenarios for Mr. Kirk.

				Termination	Termination
		Early		Without Cause	With Cause
		Retirement	Change in	Upon a Change	Upon a Change
Payment Type	Death ($)	($)	Control ($)	in Control ($)	in Control ($)
Stock Options	$264,359	$—	$264,359	$264,359	$—
Long-Term Incentive Program Shares	546,417	546,417	546,417	546,417	546,417
Financial Planning	9,752	9,752	—	—	—
Annual Incentive Pay	254,809	254,809	254,809	254,809	254,809
Severance	—	—	—	3,116,629	—
Excise Tax Gross-Up	—	—	—	1,349,693	—
Retention Shares (1)	—	—	—	751,950	—
Pension Plan	—	756,336	—	756,336	756,366
Total	$1,075,337	$1,567,314	$1,065,585	$7,040,193	$1,557,592
____________________

(1)	Assuming Mr. Kirk was terminated without cause on December 31, 2006 after a change in control, he would receive 15,000 common shares pursuant to his retention agreement. The table shows the value of these shares as of December 31, 2006 based on the year-end closing price of Lubrizol common shares of $50.13.

The following table shows the amounts payable under different termination scenarios for Mr. Bogus.

				Termination	Termination
		Early		Without Cause	With Cause
		Retirement	Change in	Upon a Change	Upon a Change
Payment Type	Death ($)	($)	Control ($)	in Control ($)	in Control ($)
Stock Options	$260,083	$—	$260,083	$260,083	$—
Long-Term Incentive Program Shares	536,391	536,391	536,391	536,391	536,391
Financial Planning	9,752	9,752	—	—	—
Annual Incentive Pay	254,196	254,196	254,196	254,196	254,196
Severance	—	—	—	3,266,284	—
Excise Tax Gross-Up	—	—	—	1,511,279	—
Retention Shares (1)	—	—	—	751,950	—
Supplemental Retirement Plan (2)	300,780	195,657	300,780	300,780	300,780
Pension Plan	—	40,509	—	40,509	40,509
Total	$1,361,202	$1,036,505	$1,351,450	$6,921,472	$1,131,876

____________________

(1)	Assuming Mr. Bogus was terminated without cause on December 31, 2006 after a change in control, he would receive 15,000 common shares pursuant to his retention agreement. The table shows the value of these shares as of December 31, 2006 based on the year-end closing price of Lubrizol common shares of $50.13.

(2)	Assuming Mr. Bogus was terminated or died on December 31, 2006, he would receive the balance under his supplemental retirement plan. The table shows the value of cash and common shares as of December 31, 2006. Upon a change in control, his account would be credited with the difference between the current number of common share units and 6,000 common shares units.

      The following table shows the amounts payable under different termination scenarios for Mr. Bauer.

			Termination	Termination
			Without Cause	With Cause
		Change in	Upon a Change	Upon a Change
Payment Type	Death ($)	Control ($)	in Control ($)	in Control ($)
Stock Options	$174,923	$174,923	$174,923	$—
Long-Term Incentive Program Shares	360,936	360,936	360,936	360,936
Financial Planning	9,752	—	—	—
Annual Incentive Pay	157,503	157,503	157,503	157,503
Severance	—	—	2,180,039	—
Excise Tax Gross-Up	—	—	852,291	—
Total	$703,114	$693,362	$3,725,692	$518,439

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and some persons who own more than 10% of our shares, to file reports of share ownership and change in ownership with the Securities and Exchange Commission, with a copy to us. We are not aware of any shareholder who owns more than 10% of our shares and is required to file these reports.

     Based solely on a review of the copies of the forms furnished to us during or for 2006, and written statements from officers and directors, we believe that all officers and directors timely filed all reports required during 2006 and any prior year, except that Forest J. Farmer, Sr., Gordon D. Harnett and William P. Madar each reported one exempt transaction two months late due to company error.

RELATED PERSON TRANSACTIONS

     Our written Ethical and Legal Conduct Guidelines that apply to all of our employees, including our executive officers and directors, provide that a conflict of interest could arise if the employee or director, or his/her spouse, relative or close friend has a personal stake in a company that is a vendor or potential vendor, is one of our customers or potential customers or competes with Lubrizol. In that situation, the employee or director must not use his/her position with Lubrizol to influence the bidding process or negotiation in any way.

     For fiscal year 2006 a questionnaire was sent to each executive officer asking if they are aware of any potential conflicts of interest. These responses were reviewed by the chief ethics officer, who reviewed them with the corporate controller and the director of internal audit. They further investigated potential conflicts of interest.

     At the end of each year, each director and executive officer must respond to a questionnaire that requires him/ her to identify any Lubrizol transaction, arrangement or loan that has occurred during the year, or any proposed transaction, that involves his/her spouse, his/her relatives, or any entity with which he/she or his/her relatives are associated (as partner, officer, director, trustee, shareholder or otherwise). Any responses are reviewed by the chief executive officer and general counsel.

     Based on a review of the quarterly and annual questionnaires, there were no related party transactions with respect to persons who were directors or executive officers during 2006 other than those described above under “Director Independence” and repeated as follows:

  Mr. Abernathy is an executive officer of Kimberly-Clark Corporation, which purchased less than $400,000 of product from us during 2006. Since the amount involved was less 2% of our revenues and, therefore, does not affect Mr. Abernathy’s independence as a director, this transaction did not require approval or ratification.

  Dr. Haynes is on the Board of Directors of PPG Industries, which is one of our customers. This relationship does not result in a related person transaction and does not require approval or ratification.

APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTANT

     The Audit Committee appointed Deloitte & Touche LLP, independent registered public accountant, to audit the financial statements of Lubrizol for the year ending December 31, 2007. The Board of Directors recommends that you confirm this appointment.

     During 2006, Lubrizol engaged Deloitte & Touche LLP to render a variety of services, including the audit of Lubrizol’s financial statements and Management’s Report on Internal Control Over Financial Reporting. A Deloitte & Touche LLP representative will attend the annual meeting, have the opportunity to make a statement and be available to answer questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES

     The following table presents fees for professional audit services by Deloitte & Touche LLP for the audit of our annual financial statements for the years ended December 31, 2006 and 2005, the audit of management’s assessment of the effectiveness of internal control over financial reporting, including Management’s Report on Internal Control Over Financial Reporting for the years ended December 31, 2006 and 2005, and fees billed for other services by Deloitte & Touche LLP during those periods:

	2006	2005
Audit Fees(1)	$3,684,345	$4,544,325
Audit-Related Fees(2)	39,433	57,732
Tax Fees(3)	327,949	306,371
All Other Fees(4)	1,036	34,656
Total	$4,052,763	$4,943,084
____________________

(1)     Fees for audit services billed for 2006 and 2005 consisted of:

  Audit of the annual financial statements;

  Attestation of management’s assessment of internal controls, as required by Section 404 of the Sarbanes- Oxley Act of 2002;

  Reviews of the quarterly financial statements; and

  Statutory and regulatory audits.

     In addition, fees for audit services billed for 2005 include:

  Audit services related to targeted divestitures; and

  The finalization of opening balance sheet procedures associated with the acquisition of Noveon International, Inc.

(2)     Fees for audit-related services billed in 2006 and 2005 consisted of:

  Agreed-upon procedure engagements; and

  Financial accounting and reporting consultations.

(3)     Fees for tax services billed in 2006 and 2005 consisted of the following compliance and tax planning advice:

  Assistance with tax return compliance in certain foreign jurisdictions;

  Assistance with Federal, state and local income tax compliance;

  Assistance with foreign tax audits; and

  Tax consulting, primarily in certain foreign jurisdictions.

(4)     Fees for all other services billed in 2006 and 2005 consisted of the following permitted non-audit services:

  Human capital advisory services.

     In addition, fees for other services billed for 2005 include:

  Tax software license fees.

     In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that these services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and management to determine that the services are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002.

     All audit and non-audit services performed by Deloitte & Touche LLP must be pre-approved by the Audit Committee. The committee adopted a pre-approval policy, which provides that between committee meetings the Chair of the Audit Committee, after considering the effect of these services on the auditor’s independence, may pre-approve audit and non-audit services up to $25,000 for each engagement, not to exceed $75,000 in the aggregate. All services approved by the Chair are reported to the Audit Committee at its next meeting. All services provided by Deloitte & Touche LLP during 2006 were pre-approved by the Audit Committee or pursuant to the pre-approval policy.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

     Any shareholder who wants to present a proposal at the 2008 Annual Meeting of Shareholders and have it included in our proxy materials must send us the proposal no later than November 14, 2007. Shareholder proposals submitted after that date but before February 28, 2008 may be presented at the annual meeting but will not be included in the proxy materials. If a shareholder proposal is received after February 28, 2008, the persons named on the proxy card may vote in their discretion regarding the proposal all of the shares for which we have received proxies for the annual meeting.

THE LUBRIZOL CORPORATION

L. M. REYNOLDS
Secretary
March 14, 2007

THE LUBRIZOL CORPORATION
ATTN: LESLIE REYNOLDS
29400 LAKELAND BLVD.
WICKLIFFE, OH 44092-2298

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Lubrizol Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Lubrizol Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LBRZL3	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE LUBRIZOL CORPORATION

The Board recommends a vote FOR proposal 2.

Vote on Directors
1.	Election of Directors - Nominees 01) James L. Hambrick 02) Gordon D. Harnett 03) Victoria F. Haynes 04) William P. Madar 05) James E. Sweetnam 06) Harriett Tee Taggart				For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the numbers(s) of the nominee(s) on the line below.

Vote on Proposal								For	Against	Abstain

2.	Confirmation of appointment of Deloitte & Touche LLP as the Independent Registered Public Accountant							☐	☐	☐

For comments, please check this box and write them on the back where indicated
☐
		Yes	No
Please indicate if you would like to keep your vote confidential under the current policy		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE LUBRIZOL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2007 ANNUAL MEETING OF SHAREHOLDERS
APRIL 23, 2007

The undersigned shareholder of The Lubrizol Corporation hereby appoints J. L. Hambrick, C. P. Cooley and L. M. Reynolds, and each of them, as agents, with full power of substitution, to vote the shares of the undersigned at the 2007 Annual Meeting of Shareholders of The Lubrizol Corporation to be held on April 23, 2007 at 10:00 a.m. Eastern Daylight Time at the Radisson Hotel and Conference Center – Eastlake, 35000 Curtis Boulevard, Eastlake, Ohio, and at any adjournments thereof, as indicated on the reverse side of this proxy card.

Should you have an account in The Lubrizol Corporation Employees’ Profit Sharing and Savings Plan, this proxy represents the number of Lubrizol shares allocable to that plan account as well as other shares registered in your name. As a “named fiduciary” under the Plan for the shares allocable to that plan account and shares for which no voting instructions are received, this proxy will serve as voting instructions to State Street Bank and Trust Company, Trustee for the Plan, or its designee. The Plan provides that the Trustee will vote each participant’s shares in accordance with the participant’s instructions. If the Trustee does not receive voting instructions for Lubrizol shares allocable to the Plan account by April 20, 2007, those shares and any other Lubrizol shares under the Plan for which no voting instructions are received, will be voted, in accordance with the terms of the Plan, in the same proportion as the shares for which voting instructions have been received. In its discretion, the Trustee is authorized to vote upon such other matters as may properly come before the meeting.

Please specify your choices by marking the appropriate boxes on the reverse side. If no specification is made, authority is granted to cast the vote of the undersigned FOR ELECTION of the nominees and FOR Item 2. The agents named above cannot vote these shares unless you sign and return this proxy card or chose alternative voting options as indicated on the reverse side of this proxy card.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)